                                                                     EXHIBIT 2.2



                                MERGER AGREEMENT

                                  BY AND AMONG

                           MARLIN BROADCASTING, INC.,

                                COX RADIO, INC.,

                           COX MIAMI MERGER SUB, INC.

                                      AND

                            MARLIN BROADCASTING, LLC

                                  RELATING TO

                                 RADIO STATIONS
                           WTMI(FM), MIAMI, FLORIDA,
                       WCCC(AM/FM), HARTFORD, CONNECTICUT
                                      AND
                      WBOQ(FM), GLOUCESTER, MASSACHUSETTS


                                      * * *

                                 MARCH 14, 2000


 Section 1.       DEFINITIONS...............................................   1

 Section 2.       Merger....................................................   4

         2.1      Merger....................................................   4

         2.2      Merger Consideration......................................   4

         2.3      Conversion and Cancellation of Shares.....................   5

 Section 3.       Assets and Liabilities at Closing; Adjustments to Merger
                  Consideration; Payment of Merger Consideration;
                  Escrow Funds..............................................   5

         3.1      Assets of the Company at Closing..........................   5

         3.2      Liabilities of the Company at Closing.....................   6

         3.3      Adjustment to Merger Consideration at Closing.............   6

         3.4      Payment; Delivery of Shares Certificates..................   7

         3.5      Lost, Stolen or Destroyed Certificates....................   9

         3.6      Escrows...................................................   9

         3.7      Final Adjustment of Merger Consideration..................  10

         3.8      Dissenting Shares.........................................  12

         3.9      Stock Options.............................................  12

 Section 4.       PURCHASE AND SALE OF WCCC/WBOQ ASSETS.....................  12

         4.1      Agreement to Sell and Buy.................................  12

         4.2      Retained Assets...........................................  13

         4.3      Purchase Price............................................  14

         4.4      Payment of Purchase Price.................................  15

         4.5      Assumption of Liabilities and Obligations.................  16

 Section 5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............  17

         5.1      Organization, Standing, and Authority.....................  17

         5.2      Authorization and Binding Obligation......................  17

         5.3      Capitalization of the Company; Stock Ownership............  18

         5.4      Absence of Conflicting Agreements.........................  18

         5.5      Governmental Licenses.....................................  18

         5.6      Title to and Condition of Real Property...................  19

         5.7      Title to and Condition of Tangible Personal Property......  19


         5.8      Contracts.................................................  19

         5.9      Consents..................................................  20

         5.10     Intangibles...............................................  20

         5.11     Insurance.................................................  20

         5.12     Reports...................................................  20

         5.13     Employee Plans and Matters................................  20

         5.14     Tax Matters...............................................  23

         5.15     Claims and Legal Actions..................................  24

         5.16     Environmental Matters.....................................  25

         5.17     Compliance with Laws......................................  26

         5.18     Conduct of Business in Ordinary Course....................  26

         5.19     Financial Statements......................................  26

         5.20     Transactions with Affiliates..............................  27

         5.21     Broker....................................................  27

         5.22     Full Disclosure...........................................  27

         5.23     Labor Relations...........................................  27

         5.24     Bank Accounts; Powers of Attorney.........................  27

         5.25     Certain Statutes..........................................  27

 Section 6.       REPRESENTATIONS AND WARRANTIES OF THE PARENT..............  28

         6.1      Organization, Standing, and Authority.....................  28

         6.2      Authorization and Binding Obligation......................  28

         6.3      Absence of Conflicting Agreements.........................  28

         6.4      Broker....................................................  28

         6.5      The Parent's Qualifications...............................  28

         6.6      Full Disclosure...........................................  29

         6.7      WCCC/WBOQ Sale............................................  29

         6.8      Litigation................................................  29

 Section 7.       REPRESENTATIONS AND WARRANTIES OF MERGER SUB..............  29

         7.1      Organization, Standing, and Authority.....................  29

         7.2      Authorization and Binding Obligation......................  29

         7.3      Absence of Conflicting Agreements.........................  29

         7.4      Broker....................................................  30

         7.5      Full Disclosure...........................................  30


 Section 8.       REPRESENTATIONS AND WARRANTIES OF THE WCCC/WBOQ BUYER.....  30

         8.1      Organization, Standing, and Authority.....................  30

         8.2      Authorization and Binding Obligation......................  30

         8.3      Absence of Conflicting Agreements.........................  31

         8.4      Broker....................................................  31

         8.5      WCCC/WBOQ Buyer's Qualifications..........................  31

         8.6      Availability of Funds.....................................  31

         8.7      Full Disclosure...........................................  31

 Section 9.       OPERATIONS OF THE STATION PRIOR TO CLOSING................  31

         9.1      Generally.................................................  31

         9.2      Employees and Compensation................................  31

         9.3      Contracts.................................................  32

         9.4      Disposition of Assets.....................................  32

         9.5      Encumbrances..............................................  32

         9.6      Licenses..................................................  32

         9.7      Rights....................................................  33

         9.8      No Inconsistent Action....................................  33

         9.9      Access to Information.....................................  33

         9.10     Maintenance of Assets.....................................  33

         9.11     Insurance.................................................  33

         9.12     Consents..................................................  33

         9.13     Books and Records.........................................  34

         9.14     Notification..............................................  34

         9.15     Financial Information.....................................  34

         9.16     Compliance with Laws......................................  34

         9.17     Collection of Accounts Receivable.........................  34

         9.18     Capital Expenditures......................................  34

         9.19     Mergers...................................................  34

         9.20     Amendments................................................  34

         9.21     Securities................................................  34

         9.22     Termination of Certain Agreements.........................  35

Section 10.       SPECIAL COVENANTS AND AGREEMENTS..........................  35


         10.1     FCC Consent...............................................  35

         10.2     Control of the Station....................................  35

         10.3     Risk of Loss..............................................  35

         10.4     Confidentiality...........................................  35

         10.5     Environmental Audit.......................................  36

         10.6     Engineering Study.........................................  36

         10.7     Cooperation...............................................  36

         10.8     Bulk Sales Law............................................  36

         10.9     Taxes.....................................................  36

         10.10    Access to Books and Records...............................  36

         10.11    HSR Act Filing............................................  36

         10.12    Title Insurance and Surveys...............................  37

         10.13    Employee Matters..........................................  37

         10.14    Tax Matters...............................................  39

         10.15    Release of Liens..........................................  43

         10.16    Accounts Receivable.......................................  43

         10.17    Insurance.................................................  43

Section 11.       CONDITIONS TO OBLIGATIONS AT CLOSING......................  44

         11.1     Conditions to Obligations of the Parent, Merger Sub and the
                  Surviving Corporation.....................................  44

         11.2     Conditions to Obligations of the Company and the WCCC/WBOQ
                  Buyer ....................................................  45

Section 12.       CLOSING AND CLOSING DELIVERIES............................  46

         12.1     Closing...................................................  46

         12.2     Deliveries by the Company.................................  47

         12.3     Deliveries by the Parent..................................  48

         12.4     Deliveries by the Surviving Corporation to the WCCC/WBOQ
                  Buyer.....................................................  49

         12.5     Deliveries by the WCCC/WBOQ Buyer to the Surviving
                  Corporation...............................................  49

Section 13.       TERMINATION...............................................  49

         13.1     Termination by the Company or the WCCC/WBOQ Buyer.........  49

         13.2     Termination by the Parent.................................  50

         13.3     Rights on Termination.....................................  51

         13.4     Specific Performance......................................  51


Section 14.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
                  CERTAIN REMEDIES..........................................  52

         14.1     Representations and Warranties............................  52

         14.2     Indemnification by the Stockholders from the Indemnification
                  Escrow Fund...............................................  52

         14.3     Indemnification by the WCCC/WBOQ Buyer....................  53

         14.4     Indemnification by the Surviving Corporation..............  53

         14.5     Indemnification by the Parent.............................  54

         14.6     Procedure for Indemnification.............................  54

         14.7     Attorneys' Fees...........................................  55

Section 15.       MISCELLANEOUS.............................................  56

         15.1     Fees and Expenses.........................................  56

         15.2     Notices...................................................  56

         15.3     Benefit and Binding Effect................................  57

         15.4     Further Assurances........................................  57

         15.5     Governing Law.............................................  57

         15.6     Headings..................................................  57

         15.7     Gender and Number.........................................  57

         15.8     Entire Agreement..........................................  57

         15.9     Waiver of Compliance; Consents............................  58

         15.10    Press Release.............................................  58

         15.11    Stockholders' Agent.......................................  58

         15.12    Counterparts..............................................  58

THE FOLLOWING DOCUMENTS HAVE BEEN OMITTED PURSUANT TO RULE 601(b)(2) OF REGULATION S-K. COX RADIO, INC. WILL FURNISH, SUPPLEMENTALLY, A COPY OF ANY OMITTED DOCUMENTS TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.





                                    EXHIBITS

 Exhibit A                 -        Form of Stockholder's Transmittal Agreement
 Exhibit B                 -        Escrow Agreement
 Exhibit C                 -        Indemnification Escrow Agreement

                               LIST OF SCHEDULES

 Schedule 2.3(b)           -        Allocation of Merger Consideration among
                                    Company Stock
 Schedule 3.1              -        Assets not Owned by the Company
 Schedule 4.1              -        Internet Assets
 Schedule 5.1              -        Qualifications
 Schedule 5.3              -        Authorized & Outstanding Company Stock &
                                    Options
 Schedule 5.4              -        Consents
 Schedule 5.5              -        Licenses
 Schedule 5.6              -        Real Property
 Schedule 5.7              -        Tangible Personal Property
 Schedule 5.8              -        Contracts
 Schedule 5.10             -        Intangibles
 Schedule 5.11             -        Insurance
 Schedule 5.13             -        Employee Matters
 Schedule 5.14             -        Taxes
 Schedule 5.15             -        Litigation
 Schedule 5.19             -        Financial Statements
 Schedule 5.20             -        Transactions with Affiliates
 Schedule 5.24             -        Bank Accounts; Powers of Attorney
 Schedule 6.3              -        The Parent Consents
 Schedule 7.3              -        Merger Sub Consents
 Schedule 8.3              -        The WCCC/WBOQ Buyer Consents
 Schedule 9.18             -        Capital Expenditures
 Schedule 9.22             -        Agreements to be Terminated
 Schedule 12.2             -        Form of Legal Opinion for Company's Counsel
 Schedule 12.3(c)          -        Form of Legal Opinion of the Parent's and
                                    Merger
                                    Sub's Counsel
 Schedule 12.5(d)          -        Form of Legal Opinion of the WCCC/WBOQ
                                    Buyer's Counsel

                                MERGER AGREEMENT


         This MERGER AGREEMENT is dated as of the 14th day of March, 2000, by and among Marlin Broadcasting, Inc., a Delaware corporation (the "Company"), Cox Radio, Inc., a Delaware corporation (the "Parent"), Cox Miami Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Merger Sub"), and Marlin Broadcasting, LLC, a Delaware limited liability company (the "WCCC/WBOQ Buyer").


                                    RECITALS

A. The Company is the licensee of and owns and operates radio stations WTMI(FM), Miami, Florida ("WTMI"), WCCC(AM/FM), Hartford, Connecticut ("WCCC"), and WBOQ(FM), Gloucester, Massachusetts ("WBOQ" and together with WTMI and WCCC, individually a "Station" and collectively, the "Stations"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

B. The respective boards of directors of each of the Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company with the Company being the surviving corporation (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth in this Agreement.

C. The parties hereto intend that the Company shall sell to the WCCC/WBOQ Buyer, and the WCCC/WBOQ Buyer shall purchase from the Company, immediately following the consummation of the Merger substantially all of the assets of WCCC and WBOQ and certain other assets (the "WCCC/WBOQ Sale") for the price and subject to the terms and conditions set forth in this Agreement.

D. The Parent intends the WCCC/WBOQ Sale to qualify, to the extent possible, as part of a deferred exchange of like-kind assets pursuant to
Section 1031 of the Code (as defined below), on the terms and conditions set forth herein.

E. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the WCCC/WBOQ Sale.


                                   AGREEMENTS


         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties hereto, intending to be bound legally, agree as follows:

Section 1.        DEFINITIONS


         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of the Company to cash payment for the sale of advertising time run on the Stations by the Company prior to the Closing Date.


         "Assets" means all of the tangible and intangible assets of the Company used or useful in connection with the conduct of the business or operations of the Stations.


         "Closing" means the consummation of the Merger immediately followed by the consummation of the WCCC/WBOQ Sale pursuant to this Agreement in accordance with the provisions of Section 12.


         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 12.


         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.


         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to consummate the Merger and the WCCC/WBOQ Sale contemplated by this Agreement.


         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto), to which the Company is a party or which are binding upon the Company, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by the Company between the date of this Agreement and the Closing Date.


         "FCC Consent" means actions by the FCC granting its consent to the change of control of the Company to the Parent and to the sale of WCCC and WBOQ to the WCCC/WBOQ Buyer as contemplated by this Agreement.


         "FCC Licenses" means all Licenses issued by the FCC in connection with the business or operations of the Stations.


         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.


         "GAAP" means generally accepted accounting principles consistently applied.


         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.


         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.


         "Permitted Encumbrances" means (i) liens for current taxes not yet due and payable, (ii) easements, encroachments, encumbrances, rights of way and other imperfections of title on the Real Property which do not materially adversely affect the value or use of the applicable parcel of real estate for its current purposes, (iii) security interests securing Indebtedness (as defined below) for which the Parent receives a credit in its favor under
Section 3.3(b) except to the extent such Indebtedness is repaid in full at Closing pursuant to the terms of Section 3.3(b) and (iv) Encumbrances exclusively on the WCCC/WBOQ Assets (as defined below) which are assumed at Closing by the WCCC/WBOQ Buyer and for which the Surviving Corporation (as defined below) has no obligation following the Closing.


         "Person" means any individual, partnership, corporation, limited liability company, trust or other entity.


         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.


         "Subsidiary" means, with respect to the Company, any entity of which the Company (either alone or through or together with any other Subsidiary), owns directly or indirectly, stock or other equity interests constituting 50% or more of the voting or economic interest in such entity.


         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.


         "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding and other taxes and assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.


         "Tax Returns" means all federal, state, local and foreign income and franchise Tax returns and Tax reports (including any attached schedules) and other Tax statements and other similar filings required to be filed, including any information return, claim for refund, amended return, extension or declaration of estimated Tax.

         "To Seller's knowledge" means the actual knowledge of Howard P. Tanger, John Riccardi, John Berkavage and Alan Tolz after due inquiry into the respective areas of their responsibility.

Section 2.        Merger.

2.1      Merger.

(a) Structure of the Merger. Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"). Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all of the rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the provisions of the DGCL.

(b) Consummation of Merger. At the Closing, the parties hereto shall cause the Merger to be consummated by duly filing with the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL (the "Certificate of Merger"). In accordance with the DGCL and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is the date and time of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other time and date as the Parent and the Company may agree (such time and date being hereinafter referred to as the "Effective Time").

(c) Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub, as in existence immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

(d) Directors and Officers. The initial directors of the Surviving Corporation shall be from and after the Effective Time the persons that are the directors of Merger Sub immediately prior to the Effective Time, and the initial officers of the Surviving Corporation shall be from and after the Effective Time the persons that are the officers of Merger Sub immediately prior to the Effective Time, all such persons to serve as directors of or to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

2.2 Merger Consideration. The total consideration for the capital stock of the Company shall be One Hundred Twenty-Five Million Dollars ($125,000,000) (the "Merger Consideration"), as adjusted pursuant to Sections 3.3(a) and (b).

2.3 Conversion and Cancellation of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or any holder of any shares of the capital stock of Merger Sub or the Company:

(a) Cancellation of Treasury Stock. All of the shares of the capital stock of the Company owned by the Company or any Subsidiary, as treasury stock or otherwise, shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Stock. Each share of the capital stock of the Company (collectively, the "Company Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the portion of the Merger Consideration, as adjusted under Sections 3.3(a) and (b), allocable to such share in accordance with Schedule 2.3(b). As of the Effective Time, all of the Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, other than the right to receive, upon surrender of such certificate in accordance with Section 3.4, the portion of the Merger Consideration, as adjusted pursuant to Sections 3.3(a) and (b), allocable to such shares pursuant to Schedule 2.3(b). As set forth in the hypothetical calculations in Schedule 2.3(b), in no event shall the aggregate amount payable to all of the holders of the capital stock of the Company pursuant to this Agreement exceed $125,000,000, as adjusted under Sections 3.3(a) and (b).

(c) Conversion of Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Common Stock, par value $.01 per share, of the Surviving Corporation and the Surviving Corporation shall be a wholly-owned subsidiary of the Parent.

Section 3. Assets and Liabilities at Closing; Adjustments to Merger Consideration; Payment of Merger Consideration; Escrow Funds.

3.1 Assets of the Company at Closing. The Assets to be owned by the Company at the Closing, all of which shall be free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever (the "Encumbrances"), except for Permitted Encumbrances, shall consist of all tangible and intangible assets, both real and personal, used or useful in the operations of the Stations, including the following:

(a)      The Tangible Personal Property;

(b)      The Real Property;

(c)      The Licenses;

(d)      The Contracts;

(e) The Intangibles and all intangible assets of the Company relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;

(f) All of the Company's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;

(g)      All choses in action of the Company relating to the Stations;

(h) All books and records relating to the business or operations of the Stations, including executed copies of the Contracts, and all records required by the FCC to be kept by the Stations;

(i)      All Accounts Receivable; and

(j) The Company's cash, cash equivalents and marketable securities on hand as of the Closing, and all other cash in any of the Company's bank accounts, any and all insurance policies, bonds, letters of credit or similar items, any cash surrender value in regard thereto, and any and all claims receivable under any and all insurance policies.

         The Parent acknowledges that the "Beethoven bus" vehicle used by WTMI and the office furnishings and assets set forth in Schedule 3.1 which have a value not in excess of $50,000 are not owned by the Company and will not be included among the Assets at Closing.

3.2 Liabilities of the Company at Closing. At the Closing, the Company shall have no liabilities or obligations other than the following liabilities or obligations:

(a)      liabilities and obligations arising under the terms of the following
Contracts:

(i)      Contracts listed on Schedule 5.8;

(ii) Contracts of the type described in Section 5.8 that are not required to be listed in Schedule 5.8 pursuant to the exceptions set forth in Section 5.8; and

(iii) Contracts entered into by the Company between the date of this Agreement and the Closing Date in compliance with the provisions of Section 9.3.

(b) Current liabilities reflected in the Working Capital adjustment made pursuant to Section 3.3(a).

(c) Long term indebtedness for which the Parent receives an adjustment to the Merger Consideration in its favor under Section 3.3(b).

3.3      Adjustment to Merger Consideration at Closing.

(a) Working Capital Adjustment. The Merger Consideration shall be reduced by the amount by which the Working Capital of the Company as of the Closing Date (but without regard for any assets or liabilities arising on the Closing Date but after the Effective Time) is less than One Million Dollars ($1,000,000). "Working Capital" shall mean current assets less current liabilities determined in accordance with GAAP. Current assets shall include, without duplication, cash, prepaid expenses, and Accounts Receivable (except for intercompany and related party receivables). Subject to the provisions of the next sentence, current liabilities shall include accounts payable and accrued expenses and shall exclude the principal and interest payable on the Company's long-term indebtedness which shall be governed by Section 3.3(b). Indebtedness which is long-term on the date of this Agreement shall continue to be governed by Section 3.3(b) even if it becomes current prior to the Closing. Trade and barter assets and liabilities will be excluded from the calculation of the Working Capital. Accounts Receivable shall be included in current assets net of an appropriate reserve for doubtful accounts calculated in accordance with the accounting policies of the Company used in the preparation of the Financial Statements (as defined below).

(b) Indebtedness Adjustment. The Merger Consideration shall be further decreased by the aggregate amount of the Company's outstanding long-term indebtedness as of the Closing Date (but without regard for any liabilities arising on the Closing Date but after the Effective Time), accrued interest, fees and expenses thereon as of the Closing Date, and the amount of any prepayment penalty or premium payable with respect to such debt if it were repaid in full as of the Effective Time (the "Indebtedness"). The Parent shall pay at Closing an amount of cash equal to the Indebtedness (which is then being deducted from the Merger Consideration pursuant to this Section 3.3(b)) to the Company's lenders in satisfaction of such Indebtedness.

(c) Option Exercise Price. The cash proceeds of the exercise of stock options paid at Closing as a set-off against the Merger Consideration shall not be included in the calculation of the Working Capital but shall be treated as indicated in Schedule 2.3(b).

(d) Adjusted Merger Consideration. The Merger Consideration, as adjusted at Closing pursuant to Sections 3.3(a) and (b), shall be referred to herein as the "Preliminary Adjusted Merger Consideration".

(e) Adjustment Procedures. Not later than five (5) business days before the Closing Date, the Company shall prepare and deliver to the Parent a closing statement of the Company (i) which shall set forth all information reasonably necessary to determine the reductions to the Merger Consideration under Sections 3.3(a) and (b), to the extent such adjustments can be determined or estimated as of the date of such statement, and such other information as may be reasonably requested by the Parent, and (ii) shall be certified by the chief financial officer of the Company to be his best estimate of such reductions.

3.4      Payment; Delivery of Shares Certificates.

(a) The Company shall advise each holder of the Company Stock (individually, a "Stockholder" and collectively, the "Stockholders") to deliver at the Closing to the Parent stock certificates (the "Certificates") representing all of such Stockholder's Company Stock together with a transmittal agreement in the form of Exhibit A hereto (the "Transmittal Agreement") duly executed by such Stockholder and any other required documents of transfer.

(b) Pursuant to an agreement in the form and substance reasonably acceptable to the Company to be entered into prior to Closing between the Parent and The Bank of New York (the "Disbursement Agent") and subject to satisfaction or waiver by the Parent of the conditions of Closing set forth in
Section 11.1, the Parent shall make available to the Disbursement Agent at Closing the aggregate amount in cash of the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds).

(c) At least two days prior to Closing, the Company shall deliver to the Parent a certificate setting forth a list of all of the Stockholders as of the Closing, including Stockholders that have asserted appraisal rights, the number of shares of the Company Stock owned by each Stockholder and the amount of the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds) payable at Closing to each Stockholder in accordance with
Schedule 2.3(b) (subject to the exercise of any unexercised stock options between the date of the Stockholder Statement and the Effective Time) (the "Stockholder Statement"). The Stockholder Statement shall be duly certified by the Chief Financial Officer of the Company as being a true and correct list of all Stockholders and (assuming no further exercises of options) a true and correct calculation of the portion of the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds) payable at Closing to each of the Company's equity holders under the Company's certificate of incorporation.

(d) Upon delivery by the Parent of the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds) to the Disbursement Agent, the Parent and the Company shall jointly instruct the Disbursement Agent to disburse at Closing to each Stockholder that has delivered to the Parent its Certificates and a duly executed Transmittal Agreement with respect to such Certificates the amount of the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds and assuming no further exercises of options) to which such Stockholder is entitled for its surrendered Certificates as set forth in the Stockholder Statement by wire transfer of immediately available funds to an account designated in such Stockholder's Transmittal Agreement. Any Stockholder that has not surrendered its Certificates and a Transmittal Agreement with respect thereto shall not be entitled to payment for its Certificates until such Stockholder has delivered to the Parent its Certificates together with its Transmittal Agreement at which time, the Parent shall instruct the Disbursement Agent to disburse to such Stockholder the amount to which such Stockholder is entitled for its surrendered Certificates as set forth in the Stockholder Statement by wire transfer of immediately available funds to an account designated in such Stockholder's Transmittal Agreement. Any amount held by the Disbursement Agent allocable to the Company Stock owned by a Dissenting Stockholder (as defined below) shall be retained by the Disbursement Agent until the Parent instructs the Disbursement Agent to apply it towards any payment payable by the Parent or the Surviving Corporation to any Dissenting Stockholder. Any amount still held by the Disbursement Agent on the second anniversary of this Agreement shall be returned by the Disbursement Agent to the Parent. If any stock options are exercised between delivery of the Stockholder Statement and the Effective Time, the Company's Chief Financial Officer shall deliver an appropriately revised Stockholder Statement to the Parent and the Disbursement Agent and the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds) shall be disbursed to the

Stockholders in accordance with such revised Stockholder Statement subject to the terms of this Section 3.4.

(e) Neither the Parent nor the Surviving Corporation shall have any liability or responsibility for the accuracy of the Stockholder Statement and shall have the right to rely on the Stockholder Statement in disbursing the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds).

3.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed in a form reasonably required by the Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Parent will pay in exchange for such lost, stolen or destroyed Certificate the consideration to which such Stockholder is entitled pursuant to this Agreement.

3.6      Escrows.

(a) Escrow Deposit. Simultaneously with the execution of this Agreement, the Parent, the Company and The Bank of New York (the "Escrow Agent") shall enter into an Escrow Agreement in the form of Exhibit B hereto (the "Escrow Agreement") pursuant to which the Parent will deposit a Ten Million Dollar ($10,000,000) irrevocable letter of credit payable to the Escrow Agent (the "Escrow Deposit") in escrow with the Escrow Agent to secure the performance of the Parent and Merger Sub hereunder and to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The costs of obtaining and maintaining such irrevocable letter of credit shall be split equally between the Company and the Parent. At Closing, such letter of credit shall be returned to the Parent or if such letter of credit has been drawn down, all proceeds of such letter of credit and any earnings thereon shall be paid to the Parent or as the Parent may otherwise direct.

(b)      Post-Closing Escrow Deposit.

(i) At Closing, Howard P. Tanger, as the Stockholder's agent (the "Stockholders' Agent"), the Parent and the Escrow Agent shall enter into an Escrow Agreement in the form of Exhibit C hereto (the "Post-Closing Escrow Agreement").

(ii) At Closing, the Parent shall pay One Hundred Thousand Dollars ($100,000) of the Preliminary Adjusted Merger Consideration (the "Adjustment Escrow Fund") to the Escrow Agent to be held in accordance with the terms of the Post-Closing Escrow Agreement. The Adjustment Escrow Fund shall be disbursed as provided in Section 3.7.

(iii) At Closing, the Parent shall pay Two Million Dollars ($2,000,000) of the Preliminary Adjusted Merger Consideration (the "Indemnification Escrow Fund" and collectively with the Adjustment Escrow Fund, the "Post-Closing Escrow Funds") to the Escrow Agent to be held in accordance with the terms of the Post-Closing Escrow Agreement. The Indemnification Escrow Fund shall be retained by the Escrow Agent for a period of two (2) years to satisfy claims of the Parent and the Surviving Corporation under Sections 3.7, 10.14 and 14.2 of this Agreement. On the second anniversary of the Closing Date, any amount remaining in the Indemnification Escrow Fund (less the amount of any unresolved pending claims by the

Parent or the Surviving Corporation under Sections 3.7, 10.14 and 14.2) shall be released and paid to the Stockholders' Agent for distribution to the Stockholders in accordance with Schedule 2.3(b). Neither the Parent nor the Surviving Corporation shall have any responsibility or liability whatsoever for the payment or use by the Stockholders' Agent of any proceeds paid to the Stockholders' Agent from the Post-Closing Escrow Funds.

3.7 Final Adjustment of Merger Consideration. The Preliminary Adjusted Merger Consideration shall be subject to further adjustment after the Closing as follows:

(a) Not later than ninety-five (95) days after the Closing Date, the Parent will deliver to the Stockholders' Agent a Closing Balance Sheet (the "Closing Balance Sheet") which shall be an unaudited balance sheet of the Company as of the Effective Time and a statement setting forth the Parent's determination of the adjustments under Sections 3.3(a) and (b) as modified with respect to the WTMI Accounts Receivable only by Section 3.7(g). If the Stockholders' Agent disputes the amount of the adjustments determined by the Parent, the Stockholders' Agent shall deliver to the Parent within thirty (30) days after its receipt of the Parent's statement a statement setting forth the Stockholders' Agent determination of the amount of the adjustments. If the Stockholders' Agent notifies the Parent of its acceptance of the Parent's statement, or if the Stockholders' Agent fails to deliver his or her statement within the thirty (30) day period specified in the preceding sentence, the Parent's determination of the adjustments shall be conclusive and binding on the parties as of the last day of the thirty (30) day period.

(b) The Parent and the Stockholders' Agent shall use good faith efforts to resolve any dispute involving the determination of the adjustments under Sections 3.3(a) and (b). If the parties are unable to resolve the dispute within fifteen (15) days following the delivery of the Stockholders' Agent's statement, the Parent and the Stockholders' Agent shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between the Stockholders' Agent on the one hand and the Parent on the other hand.

(c) The Merger Consideration, as reduced by the adjustments under Sections 3.3(a) and (b) as finally determined pursuant to Sections 3.7(a) and (b),shall be referred to herein as the "Final Adjusted Merger Consideration".

(d) In the event that the Final Adjusted Merger Consideration exceeds the Preliminary Adjusted Merger Consideration, the Parent shall pay the amount of such excess at the direction of the Stockholders' Agent by wire transfer of same day funds within five (5) business days of the final determination of the Final Adjusted Merger Consideration pursuant to Sections 3.7(a) and (b) and within such five (5) business day period, the Parent and the Stockholders' Agent shall instruct the Escrow Agent to disburse to or at the direction of the Stockholders' Agent the Adjustment Escrow Fund together with all earnings thereon.

(e) In the event that the Final Adjusted Merger Consideration is less than the Preliminary Adjusted Merger Consideration, the Parent and the Stockholders' Agent shall instruct the Escrow Agent within five (5) business days of the final determination of the Final Adjusted Merger Consideration to disburse to the Parent from the Adjustment Escrow Fund an amount equal to the difference between the Final Adjusted Merger Consideration and the Preliminary Adjusted Merger Consideration. If following such disbursement to the Parent from the Adjustment Escrow Fund any amounts remain in the Adjustment Escrow Fund, the Parent and the Stockholders' Agent shall direct the Escrow Agent to disburse such remaining amount to or at the direction of the Stockholders' Agent. If the difference between the Preliminary Adjusted Merger Consideration and the Final Adjusted Merger Consideration exceeds the amount of the Adjustment Escrow Fund, the Parent shall have the right to make a claim against the Indemnification Escrow Fund in the amount of such excess.

(f) Neither the Parent nor the Surviving Corporation shall have any responsibility or liability for the disbursement or application of any funds paid to or at the direction of the Stockholders' Agent under this Agreement.

(g) The Parent shall indicate in the Closing Balance Sheet the amount of the WTMI Accounts Receivable (as defined below) remitted to the Surviving Corporation during the WTMI Collection Period (as defined below) pursuant to
Section 10.16(b). If the Working Capital as finally determined is less than $1,000,000 (such shortfall in the Working Capital shall be referred to as the "Working Capital Deficit") and the WTMI Accounts Receivable remitted to the Surviving Corporation during the WTMI Collection Period is less than the amount of the WTMI Accounts Receivable included in the Working Capital at Closing (such shortfall is hereby referred to as the "WTMI Accounts Receivable Deficit"), the Parent shall be entitled to either (i) retain the uncollected WTMI Accounts Receivable and have the full right to collect and retain all collections therefrom or (ii) receive the lesser of (a) the Working Capital Deficit and (b) the WTMI Accounts Receivable Deficit from the Adjustment Escrow Fund or to the extent such fund is insufficient to cover the WTMI Accounts Receivable Deficit, from the Indemnification Escrow Fund (without taking into account the limitation set forth in Section 14.6(f)), provided that to extent the Parent determines to proceed under clause (ii) above, the Surviving Corporation shall reassign to the WCCC/WBOQ Buyer the uncollected WTMI Accounts Receivable. If the Working Capital as finally determined is more than $1,000,000, the Surviving Corporation shall retain the uncollected WTMI Accounts Receivable and the Surviving Corporation shall have the right to collect such uncollected WTMI Accounts Receivable.

(h) Following Closing, the Surviving Corporation will agree to air on WTMI up to 3,750 commercials under trade and barter arrangements entered into by the Company prior to the Closing (the "Trade and Barter Arrangements"). If the Surviving Corporation is required to air following the Closing on WTMI a number of commercials under Trade and Barter Arrangements in excess of 3,750, the Stockholders shall pay to the Surviving Corporation $80 per commercial run by WTMI following the Closing in excess of 3,750. Such payment shall be made exclusively out of the Indemnification Escrow Fund (without regard to any limitation set forth in Section 14.6(f)).

(i) To the extent that the aggregate value of trade and barter liabilities of WTMI as of the Closing, calculated in accordance with GAAP, is greater than the aggregate value of trade and barter assets of WTMI as of the Closing, calculated in accordance with GAAP, by an amount in excess of $100,000, then the Parent shall be entitled to a payment in its favor equal to the amount of the trade and barter deficit in excess of $100,000. The amount of such trade and barter deficit shall be determined and paid as far as feasible on the Closing Date as part of the adjustments to the Merger Consideration and shall be finally determined and paid simultaneously with the other adjustments to the Merger Consideration as provided in this Section 3.7 from the Adjustment Escrow Fund or to the extent such fund is insufficient from the Indemnification Escrow Fund without taking into account the limitation set forth in Section 14.6(f).

3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Stock held by a Stockholder who objects to the Merger and complies with all of the provisions of the DGCL concerning the right of holders of Company Stock to dissent from the Merger and require appraisal of its shares of Company Stock (a "Dissenting Stockholder") shall not be converted into the right to receive the Merger Consideration as described in Section 2.3(b), but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder ("Dissenting Shares") who shall, after the Effective Time of the Merger, withdraw its demand for appraisal or lose its right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into the right to receive the Merger Consideration in accordance with Section 2.3(b). The Company shall give the Parent (i) prompt notice of any written demands for appraisal of shares of Company Stock received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, voluntarily make any payment with respect to, or settle, or offer to settle or otherwise negotiate, any such demands.

3.9 Stock Options. All options to acquire Company Stock, whether or not currently vested, shall be either cancelled or exercised prior to or as of the Closing Date, and no such stock options shall remain outstanding as of the Closing Date. At the option of each option holder who exercises outstanding stock options, the exercise price of such options may be set off by each option holder against the portion of the Preliminary Adjusted Merger Consideration (as reduced by the Post-Closing Escrow Funds) that is to become payable for such option holder's stock at Closing and the proceeds of the exercise of stock options shall be treated as indicated in Schedule 2.3(b).

Section 4.        PURCHASE AND SALE OF WCCC/WBOQ ASSETS

4.1 Agreement to Sell and Buy. On the Closing Date immediately following the Effective Time, the Surviving Corporation shall sell, transfer and deliver to the WCCC/WBOQ Buyer and the WCCC/WBOQ Buyer shall purchase, all of the Surviving Corporation's rights, title and interest in and to the following assets:

(a) except for the Retained Assets described in Section 4.2, the tangible and intangible assets, both real and personal, used or useful in the operations of WCCC and WBOQ, including the current assets attributable to WCCC and WBOQ which are included in the calculation of the Working Capital under Section 3.3(a) and all trade and barter assets relating to WCCC and WBOQ;

(b) the name and/or mark "Marlin Broadcasting", the Marlin logo and all other related names or marks used by the Company immediately prior to the Closing, including, without limitations, those marks set forth on Schedule 4.1;

(c)      all Internet URLs, including, without limitation, those set forth on
Schedule 4.1 and related computer hardware and software and their related assets owned by the Surviving Corporation described on Schedule 4.1, any similar assets acquired between the date of this Agreement and the Closing, and related computer hardware and software and related assets owned by the Surviving Corporation not listed on Schedule 4.1 with a value not in excess of $5,000 per item and $25,000 in the aggregate for all items; and

(d) certain land in Osceola County, Florida owned on the date hereof by the Company and described on Schedule 5.6.

         The assets described in Sections 4.1(a) through (d) shall be referred to as the "WCCC/WBOQ Assets".

         If on any date prior to the fifth anniversary of this Agreement less than 75% of the daytime schedule of WTMI consists of programming relating to classical music, then the Surviving Corporation shall transfer to the WCCC/WBOQ Buyer at no cost to the WCCC/WBOQ Buyer the classical music library of WTMI within 10 business days of such date. If the Surviving Corporation intends at any time prior to the fifth anniversary of this Agreement to cease to use the call letters "WTMI", the Surviving Corporation shall notify the WCCC/WBOQ Buyer and at the option of the WCCC/WBOQ Buyer, the Surviving Corporation shall use commercially reasonable efforts to assist the WCCC/WBOQ Buyer to obtain such call letters for any station owned by the WCCC/WBOQ Buyer.

4.2      Retained Assets.

(a)      Except for the assets expressly described in Sections 4.1(b), (c) and
(d), in no event shall any assets used or useful in connection with the operations of WTMI be included in the WCCC/WBOQ Assets and except for the assets expressly described in Sections 4.1(b), (c) and (d), the Surviving Corporation shall retain all of the assets used or useful in connection with the operations of WTMI, including, without limitation, the following assets:

(i) the Tangible Personal Property used or useful in connection with the operations of WTMI;

(ii) the Real Property used or useful in connection with the operations of WTMI;

(iii)    the Licenses used or useful in connection with the operations of WTMI;

(iv)     the Contracts used or useful in connection with the operations of WTMI;

(v) the Intangibles and all intangible assets of the Surviving Corporation relating to WTMI that are not specifically included within the Intangibles, including the goodwill of WTMI, if any;

(vi) all of the Surviving Corporation's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC, relating to the business and operation of WTMI; and

(vii) all books and records relating to the business or operations of WTMI and all records required by the FCC to be kept by WTMI.

(b) The WCCC/WBOQ Assets shall also exclude the following assets which shall be retained by the Surviving Corporation:

(i) All of the Surviving Corporation's cash on hand as of the Closing and all other cash in any of the Surviving Corporation's bank or savings accounts; any insurance policies, letters of credit, deposits, prepayments or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments except for any current assets attributable to WCCC and WBOQ and included in the calculation of the Working Capital under Section 3.3(a) and any trade and barter assets relating to WCCC and WBOQ;

(ii)     Accounts Receivable attributable to WTMI;

(iii) All books and records that the Surviving Corporation is required by law to retain or that pertain to the Surviving Corporation's corporate organization;

(iv) Except as provided in Section 10.13, any pension, profit-sharing and employee benefit plans; and

(v) Any other current assets included in the calculation of the Working Capital and attributable to WTMI.


         The assets described in Sections 4.2(a) and (b) shall be referred to as the "Retained Assets."

4.3 Purchase Price. The purchase price for the WCCC/WBOQ Assets shall be Twenty-Five Million Dollars ($25,000,000) (the "Asset Purchase Price"), adjusted and paid as provided below:

(a) Prorations. The Asset Purchase Price shall be increased by the amount of the current assets included in the calculation of the Working Capital under
Section 3.3(a) which are attributable to WCCC and WBOQ and shall be reduced by the amount of the current liabilities included in the calculation of the Working Capital under Section 3.3(a) which are attributable to WCCC and WBOQ, which liabilities shall be assumed at Closing by the WCCC/WBOQ Buyer together with any trade and barter liabilities attributable to WCCC and WBOQ.

(b) Manner of Determining Adjustments. The Asset Purchase Price, taking into account the adjustments and prorations pursuant to Section 4.3(a), will be determined finally in accordance with the following procedures:

(i) Not later than five (5) business days before the Closing Date, the Company shall prepare and deliver to the WCCC/WBOQ Buyer and the Parent a preliminary statement which shall set forth the Company's good faith estimate of the prorations to be made pursuant to Section 4.3(a) (the "Prorations Statement"). The Prorations Statement shall contain all information reasonably necessary to determine the adjustments to the Asset Purchase Price under Section 4.3(a) to the extent such adjustments can be determined or estimated as of the date of such statement, and such other information as may be reasonably requested by the WCCC/WBOQ Buyer and the Parent.

(ii) The final adjustments under Section 4.3(a) shall be equal to the difference between the current assets and the current liabilities attributable to WCCC and WBOQ in the calculation of the Final Adjusted Merger Consideration under Section 3.7.

4.4      Payment of Purchase Price.

(a) Payment of Estimated Purchase Price. The WCCC/WBOQ Buyer shall make available to the Disbursement Agent at Closing an amount in cash equal to the Asset Purchase Price, as adjusted under Section 4.3(a) (the "Estimated Asset Purchase Price") with instructions to the Disbursement Agent to disburse on the Closing Date the Estimated Asset Purchase Price to the Surviving Corporation or the Surviving Corporation's designee pursuant to Section 4.7 by wire transfer of same day funds pursuant to wire instructions which shall be delivered by the Parent to the Disbursement Agent at least two (2) days prior to the Closing Date. In the event that the Asset Purchase Price exceeds the Estimated Asset Purchase Price, the Surviving Corporation may elect to transfer to the WCCC/WBOQ Buyer by wire transfer of same-day funds the amount of such excess, and to direct the transfer of the entire unadjusted Asset Purchase Price to its designee pursuant to Sections 4.6 and 4.7. At least five (5) business days prior to the Closing, the Company, the WCCC/WBOQ Buyer and the equity holders of the WCCC/WBOQ Buyer (the "WCCC/WBOQ Equity Holders") shall certify to Buyer the identity of the WCCC/WBOQ Equity Holders and the amount of the Merger Consideration payable to them at Closing that they have invested in the WCCC/WBOQ Buyer and that they authorize the WCCC/WBOQ Buyer to make available to the Disbursement Agent for disbursement of the Estimated Asset Purchase Price to the Surviving Corporation or its designee.

(b)      Payments to Reflect Adjustments.

(i) If the Asset Purchase Price as finally determined pursuant to Section 4.3(b)(ii) exceeds the Estimated Asset Purchase Price, the WCCC/WBOQ Buyer shall pay to the Surviving Corporation or to the Surviving Corporation's designee pursuant to Section 4.7, in immediately available funds within five (5) business days after the date on which the Asset Purchase Price is finally determined pursuant to Section 4.3(b)(ii), the difference between the Asset Purchase Price and the Estimated Asset Purchase Price.

(ii) If the Asset Purchase Price as finally determined pursuant to Section 4.3(b)(ii) is less than the Estimated Asset Purchase Price, the Surviving Corporation shall pay to the WCCC/WBOQ Buyer, in immediately available funds within five (5) business days after the date on which the Asset Purchase Price is finally determined pursuant to Section 4.3(b)(ii), the difference between the Asset Purchase Price and the Estimated Asset Purchase Price; provided, that in no event shall the Surviving Corporation be required to make any payments to the WCCC/WBOQ Buyer under this Section 4.4(b)(ii) until the date on which the Parent has been paid in full by the Stockholders under Section 3.7(e), and upon receipt by the Parent of such payment from the Stockholders, the Surviving Corporation shall immediately pay to the WCCC/WBOQ Buyer the amount owed by the Surviving Corporation under this Section 4.4(b)(ii).

4.5 Assumption of Liabilities and Obligations. Immediately following the consummation of the Merger and as of the Closing Date, the WCCC/WBOQ Buyer shall assume and undertake to pay, discharge and perform (i) all obligations and liabilities of the Surviving Corporation under the Licenses and the Contracts which are used or useful in the operations of WCCC and WBOQ insofar as they relate to the time on and after the Closing Date, (ii) to the extent set forth in Section 10.13, all obligations and liabilities of the Surviving Corporation, if any, to any employee employed at WCCC and WBOQ prior to or at the Effective Time, (iii) all obligations and liabilities relating to the ownership and operations of WCCC and WBOQ on and after the Closing Date, (iv) all claims and pending litigation or proceedings relating to the operations of WCCC or WBOQ prior to or on and after the Closing Date, (v) all obligations and liabilities of the Surviving Corporation for which the WCCC/WBOQ Buyer gets an adjustment in its favor under Section 4.3(a), (vi) all obligations and liabilities relating to the operations of WCCC and WBOQ prior to the Closing Date for which the Parent has not received a credit in its favor under Section 3.3(a), (vii) the liabilities assumed by the WCCC/WBOQ Buyer under Section 4.3(a) and (viii) all obligations and liabilities under the AAA Agreement (collectively, the "Assumed Liabilities").

4.6 Like Kind Exchange. The WCCC/WBOQ Buyer shall reasonably cooperate with the Parent and the Surviving Corporation, as necessary, to qualify the transfer of the WCCC/WBOQ Assets to the WCCC/WBOQ Buyer as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, which cooperation shall include, without limitation, the acceptance of notice of the assignment of the Parent's and/or the Surviving Corporation's respective rights under this Agreement, and the manner in which the Purchase Price, as adjusted, is paid to, and the WCCC/WBOQ Assets are transferred through, a qualified intermediary (as defined in Treas. Reg. ss. 1.1031(i)-1(g)) (a "Qualified Intermediary").

4.7 Qualified Intermediary. The Parent desires and intends to effect the transfers of the WCCC/WBOQ Assets held by the Surviving Corporation, pursuant to this Agreement as part of an exchange of like-kind properties under Section 1031 of the Code (the "1031 Exchange"). To facilitate the completion of the 1031 Exchange, the Surviving Corporation may assign to a Qualified Intermediary its rights with respect to the transfer of the WCCC/WBOQ Assets, and its rights to receive the Asset Purchase Price, as adjusted, transferred by the WCCC/WBOQ Buyer. The parties hereto agree to cooperate with any other party to complete the 1031 Exchange; provided, however that (i) the WCCC/WBOQ Buyer shall not assume responsibility for the tax consequences to the Surviving Corporation or the Parent arising out of the 1031

Exchange; (ii) any assignment(s) by the Surviving Corporation to a Qualified Intermediary shall not limit or modify any obligations or liabilities of the assigning party, and, notwithstanding any such assignment(s), the Surviving Corporation shall remain directly and primarily bound by all conditions, representations, warranties and covenants contained herein and all remedies related thereto; (iii) title to the WCCC/WBOQ Assets shall be delivered by the Surviving Corporation directly to the WCCC/WBOQ Buyer; (iv) the Qualified Intermediary, and not the WCCC/WBOQ Buyer, shall be solely responsible for all actions necessary to acquire and transfer any replacement property not being acquired pursuant to this Agreement in connection with the 1031 Exchange; (v) the 1031 Exchange shall be consummated only if it can be consummated on what would otherwise be the Closing Date and shall not be consummated if doing so would delay the Closing (whether because of the need for governmental consents involving the Qualified Intermediary or for any other reason whatsoever); and
(vi) the Parent shall indemnify the Stockholders against any loss, cost or damage sustained by them arising out of the 1031 Exchange.

4.8 Financial and Tax Reporting. The WCCC/WBOQ Buyer, the Parent, and the Surviving Corporation agree to use reasonable business efforts to engage in the mutually agreeable sharing of valuation information in order to obtain mutually consistent financial and tax reporting, to the greatest extent practicable.

Section 5.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company represents and warrants to the Parent and Merger Sub as follows which representations and warranties shall be true and correct as of the date hereof and true and correct in all material respects as of the
Closing:

5.1 Organization, Standing, and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation in the jurisdictions listed on Schedule 5.1 hereto. The Company is duly qualified to conduct business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to do so would not have a material adverse effect on the Company. The Company has all requisite power and authority (i) to own, lease, and use its assets and property as now owned, leased, and used, (ii) to conduct its businesses and operations as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by it hereunder and thereunder. The Company is not a participant in any joint venture or partnership with any other Person with respect to any part of the operations of its assets. The Company does not conduct any other business other than the operations of the Stations and an associated website business.

5.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary actions on the part of the board of directors of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

5.3 Capitalization of the Company; Stock Ownership. The authorized, issued and outstanding capital stock of the Company is set forth on Schedule 5.3. All issued and outstanding capital stock of the Company is owned beneficially and of record in the manner set forth on Schedule 5.3. Schedule 5.3 also sets forth a list of all of the outstanding options of the Company and the name of the holders thereof. The Company Stock is validly issued, fully paid and nonassessable. Other than this Agreement or as set forth on Schedule 5.3, there is no subscription, option, warrant, call, right, agreement or commitment obligating the Company to issue, deliver or sell any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. The Company has delivered to the Parent true and correct copies of the certificate of incorporation and bylaws of the Company. Schedule 5.3 contains the name and position of each officer and director of the Company. The Company has no Subsidiaries and holds no equity interest in any Person.

5.4 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents listed on Schedule 5.4, and making any filing required under the HSR Act, the execution, delivery, and performance of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the organizational documents of the Company; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which the Company is a party or by which the Company may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

5.5 Governmental Licenses. Schedule 5.5 lists for each Station all of the Licenses of such Station. The Company has delivered to the Parent true and complete copies of the Licenses issued with respect to WTMI (the "WTMI Licenses") (including any amendments and other modifications thereto). The WTMI Licenses have been validly issued, and the Company is the authorized legal holder thereof. The WTMI Licenses listed on Schedule 5.5 comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of WTMI in the manner and to the full extent they are now conducted, and none of the WTMI Licenses is subject to any restriction or condition that would limit in any material respect the operation of WTMI as now operated. The WTMI Licenses are in full force and effect, and the conduct of the business and operations of WTMI is in accordance therewith. The Company has no reason to believe that any of the WTMI Licenses would not be renewed by the FCC or other granting authority in the ordinary course. The Company is the holder of the Licenses set forth on Schedule 5.5 with respect to WCCC and WBOQ and has the right to assign such Licenses to the WCCC/WBOQ Buyer as contemplated by this Agreement.

5.6 Title to and Condition of Real Property. Schedule 5.6 lists all the Real Property for each Station and the Company's interests therein. The Real Property listed on Schedule 5.6 with respect to WTMI (the "WTMI Real Property") comprises all real property interests necessary to conduct the business and operations of WTMI as now conducted. The Company has good and marketable fee simple title, insurable at standard rates, to all fee estates (including the improvements thereon) included in the WTMI Real Property, free and clear of all Encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for Permitted Encumbrances. The Company is the lessee under the WTMI tower lease described on
Schedule 5.6. The WTMI tower lease is in full force and effect in accordance with its terms. There is not under the WTMI tower lease, any default by the Company or to the Company's knowledge, by any other party thereto or any event that, after notice or lapse of time or both, could constitute a default. To the Company's knowledge, all towers, guy anchors, and buildings and other improvements used or useful in connection with the operations of WTMI are located entirely on the WTMI Real Property listed in Schedule 5.6. The Company has delivered to the Parent true and complete copies of all deeds and leases pertaining to the WTMI Real Property. All WTMI Real Property (i) is in operating condition consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of WTMI, and (iii) to the Company's knowledge, complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. To the Company's knowledge, the Company has full legal and practical access to the WTMI Real Property. The Parent and the Merger Sub acknowledge that the studio lease for WTMI will expire in September 2000.

5.7 Title to and Condition of Tangible Personal Property. Schedule 5.7 lists all material items of Tangible Personal Property for WTMI and all items of Tangible Personal Property having an individual value of $50,000 or more for each other Station. The Company owns and has good title to each item of Tangible Personal Property used or useful in connection with the operations of WTMI (the "WTMI Tangible Personal Property"), and none of the WTMI Tangible Personal Property owned by the Company is subject to any Encumbrance, except for Permitted Encumbrances. The Tangible Personal Property used in connection with the operations of WTMI is operational so that it permits the transmission of WTMI's signal in compliance with the FCC Licenses and applicable rules, regulations and policies of the FCC and other applicable governmental authorities.

5.8 Contracts. Schedule 5.8 is a true and complete list of all Contracts except (a) Contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and (b) Contracts entered into in the ordinary course of business that do not involve liabilities at Closing in excess of Twenty-Five Thousand Dollars ($25,000) individually and Two Hundred Thousand Dollars ($200,000) in the aggregate for all such Contracts for WTMI and One Hundred Thousand Dollars ($100,000) individually and Five Hundred Thousand Dollars ($500,000) in the aggregate for the other Stations. The Company has delivered to the Parent true and complete copies of all Contracts listed on Schedule 5.8, true and complete memoranda of all oral Contracts listed on Schedule 5.8 (including any amendments and other modifications to such Contracts), and a schedule summarizing the Company's obligations under trade and barter agreements relating to each Station. Schedule 5.8 also includes an amortization schedule for all of the Stations' programming Contracts prepared in accordance with the Company's normal practices and accounting procedures. The Company has and, to the Company's knowledge, each other party to the Contracts has complied in all material respects with all of the terms and conditions of the Contracts and there is not under any Contract any default by the Company, or to the Company's knowledge, by any party thereto or any event that, after notice or lapse of time or both, could constitute a default.

5.9 Consents. Except for the FCC Consent provided for in Section 10.1 and the other Consents described in Schedule 5.4, and any filing required under the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required to consummate the Merger and the WCCC/WBOQ Sale or to enable the Surviving Corporation to conduct the business and operations of WTMI in essentially the same manner as such business and operations are now conducted.

5.10 Intangibles. Schedule 5.10 is a true and complete list of all material Intangibles for WTMI (exclusive of those listed in Schedule 5.5). The Company is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending, or to the knowledge of the Company threatened, with respect thereto.

5.11 Insurance. Schedule 5.11 is a true and complete list of all insurance policies of the Company. All policies of insurance listed in Schedule 5.11 (i) are adequate in amount with respect to and for the full value of the Assets,
(ii) are in full force and effect and (iii) insure the Assets and the business of the Company against all customary and foreseeable risks.

5.12 Reports. All returns, reports, and statements that the Company is currently required to file with the FCC or with any other governmental agency with respect to WTMI have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over WTMI have been complied with in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed. The Company has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses. All tower registration applications that the Company is required to file with the FCC with respect to WTMI have been filed and the FCC has issued registrations with respect to such towers.

5.13     Employee Plans and Matters.

(a) Schedule 5.13 includes a complete and accurate list of all employees of the Company, their job descriptions, current compensation levels, dates of hire and amounts and dates of last salary or wage increase as of the date of this Agreement.

(b) All of the Company's Employee Plans and Compensation Arrangements are listed in Schedule 5.13, and complete and accurate copies of (including any amendments to) any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished or made available to the Parent, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements also are listed in Schedule 5.13, and complete descriptions have been furnished or made available to the Parent.

Except as disclosed in Schedule 5.13, the Company is not a party to and does not have in effect or to become effective after the date of this Agreement any plan arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to an Employee Plan or Compensation Arrangement.

(c) The Company has furnished or made available to the Parent the Forms 5500 filed for each of the Company's Employee Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices (including, governmental filings and descriptions of material changes to Employee Plans and/or Compensation Arrangements) relating to the Company's Employee Plans for the last three plan years, and the current summary plan descriptions.

(d) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms in all material respects and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws.

(e) Neither the Company nor any ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to, any Multiemployer Plan, and neither the Company nor any ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

(f) The Company is not aware of the existence of any governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement listed on Schedule 5.13 or of any facts which would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of the Company, threatened against any of such Employee Plan or Compensation Arrangement, and the Company possesses no knowledge of any facts which could give rise to any such action, suit or claim.

(g) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of the Company, except to the extent required by Section 4980B of the Code or other applicable law.

(h) Except as described in Schedule 5.13, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no condition or event exists or is expected to occur that could reasonably be expected to subject, directly or indirectly, the Company or any ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any lien on the assets of the Company or any ERISA Affiliate under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other person; (iii) no Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the Code; (iv) no "reportable event," as that term is defined in Section 4043(c)(1) through (8) of ERISA and, to the knowledge of the Company, Section 4043(c)(9) of ERISA, ever has occurred with respect to any Employee Plan and no reportable event requires prior notice; (v) there are no unfunded liabilities with respect to any tax-qualified Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan; and (vi) no prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject the Company to material liability.

(i) Schedule 5.13 contains a complete and accurate list of qualified beneficiaries as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage.
Schedule 5.13 shall only contain the names of those qualified beneficiaries whose status as such is attributable to prior employment at WTMI. There have been no failures to provide continuation coverage as required by Section 4980B(f) of the Code that would result in any material liability to the Company. The Company agrees to provide to the Parent prior to Closing an updated list of such qualified beneficiaries, as described above, effective as of the Closing Date.

(j) All contributions or premium payments with respect to Employee Plans and Compensation Arrangements accrued for any period ending on or before the Closing Date have been or will be timely paid by the Company before the Closing Date or will be reflected in the computation of the Working Capital. Except as disclosed in Schedule 5.13(j) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, stay bonus, or unemployment compensation) becoming due to any director or employee of the Company, (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement, or (iii) increase any benefits otherwise payable under any Employee Plan or Compensation Arrangement; and any such payment or increase in benefits is fully deductible by Company under the Code, including but not limited to Sections 162, 280G and 404.


(k) All Employee Plans listed on Schedule 5.13 that provide health and welfare benefits coverage to current and/or former employees, directors or independent contractors of the Company or any other trade or business under common control with the Company (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Surviving Corporation, are fully insured.


(l) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which the Company or any ERISA Affiliate contributes or to which the Company or any ERISA Affiliate sponsors, maintains or otherwise is bound; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of the Company or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan;
(iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; (v) "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37), to which the Company or any ERISA Affiliate has contributed, is contributing or is required to contribute; and (vi) "ERISA Affiliate" shall mean any trade or business related to the Company under the terms of Sections 414(b), (c), (m) or
(o) of the Code.

5.14     Tax Matters.  Except as set forth on Schedule 5.14 hereof:


(a) The Company has filed or has caused to be filed in accordance with applicable law all Tax Returns of the Company required to be filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed by the Company (except Tax Returns for which the filing date has not expired or has been extended and such extension period has not expired and Tax Returns which the failure to file would not, individually or in the aggregate, have a material adverse effect on the Company), and all Taxes shown on such Tax Returns and any other Taxes claimed to be due by any federal or state taxing authority have been properly paid to the extent such Taxes have become due and payable. All such Tax Returns are correct and complete in all material respects. The Company has also paid all Taxes required to be paid but for which no Tax Return was required to be filed, to the extent such Taxes have become due and payable. The Company has delivered to Parent true and complete copies of all income Tax Returns of the Company for the tax years ended December 31, 1997, and December 31, 1998 (and will deliver true and complete copies of all income Tax Returns of the Company for the tax year ended December 31, 1999, and any other income Tax Returns filed after the date hereof, within 30 days after filing unless otherwise provided in Section 10.14.) Schedule 5.14 lists all jurisdictions where Tax Returns are required to be filed with respect to the Company except for any jurisdiction for which a failure to file such Tax Returns, individually or in the aggregate, would not have a material adverse effect on the Company. The Financial Statements for the period ended January 31, 2000 reflect an adequate reserve in accordance with GAAP (without regard to any amounts reserved for deferred taxes) for all unpaid Taxes payable by the Company for all Tax periods and portions thereof through the date of such Financial Statements.

(b) The Company has not executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom which waiver or extension remains in effect. None of the federal, state or local income Tax Returns filed by or on behalf of the Company are currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending with respect to Taxes of the Company. Neither the Internal Revenue Service nor any other taxing authority has asserted any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to the Company, and there are no proposed reassessments of any property owned by the Company that would affect the Taxes of the Company. There are no Tax liens on any assets of the Company, other than liens for current Taxes not yet due and payable without penalty and liens for Taxes that are being contested in good faith by appropriate proceedings.

(c) The Company has not been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(d) As of the Closing, there will be no tax sharing agreements or similar arrangements with respect to or involving the Company. The Company is not, and has never been, a member of an affiliated group filing a consolidated federal income tax return pursuant to Sections 1501 of the Code or comparable provisions of any State or local law. The Company has no liability for the Taxes of any Person pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a consolidated, combined or unitary Tax Return, or as a transferee or successor to any other Person.

(e) No consent under Section 341(f) of the Code has ever been filed with respect to the Company.

(f) The Company is not, and for the five years preceding the Closing Date has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(g) Within sixty (60) days following the date of this Agreement, the Company shall deliver to the Parent a summary setting forth: (i) the tax basis of the assets of the Company as of December 31, 1998 and estimated as of December 31, 1999; (ii) the net operating loss carryover, general business credit carryover, alternative minimum tax carryover and capital loss carryover of the Company available for federal, state and local income tax purposes as of December 31, 1998 and estimated as of December 31, 1999; and (iii) all federal, state and local tax elections in effect for the Company as of December 31, 1998.

(h) As of December 31, 1999, the aggregate net operating loss carryover under Code Section 172 of the Company for all taxable years ending on or prior to December 31, 1999 is estimated to be not less than $7,500,000, and as of the Effective Time (assuming the exercise of all outstanding stock options and payment of the amounts set forth in John Riccardi's employment agreement), the aggregate net operating loss carryover under Code Section 172 of the Company for all taxable years ending on or prior to the taxable year ending on the Effective Time is estimated to be not less than $14,000,000.

5.15 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry and except as set forth in
Schedule 5.15, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of the Company threatened, against or relating to the Company nor does the Company know or have reason to be aware of any basis for the same.

5.16     Environmental Matters.  To the Company's knowledge:

(a) The Company has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any material failure to comply with any such law, rule, or regulation.

(b) The Company has no liability (and there is no basis related to the past or present operations, properties, or facilities of the Company for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control
Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

(c) The Company has no material liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

(d) The Company has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

(e) All properties and equipment used in the business of the Company are and have been free of asbestos and asbestos-related products, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous

Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

(f) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by the Company at any site including on the Real Property or by any other party on any Real Property in a manner that could result in a material liability under any environmental laws or regulations.

5.17 Compliance with Laws. To the Company's knowledge, the Company has complied in all material respects with the WTMI Licenses and all federal, state, and local laws, rules, regulations, and ordinances. To the Company's knowledge, neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Company conflicts with the rights of any other person or entity.

5.18 Conduct of Business in Ordinary Course. Since December 31, 1999, the Company has conducted the business and operations of the Stations only in the ordinary course and has not:

(a) Suffered any adverse change (other than changes generally affecting the radio broadcasting industry or the Miami/Ft. Lauderdale radio broadcasting market) in the business, assets, properties, prospects or condition (financial or otherwise) of the Company materially and adversely affecting the valuation of WTMI as a licensed and transmitting radio broadcasting facility without regard to its programming format, employees or results of operations (it being acknowledged that adverse changes having an effect on the Company's Working Capital will be given effect through the Working Capital adjustment in Section 3.3(a)).

(b) Made any material increase in compensation payable or to become payable to any of the employees of the Company, or any bonus payment made or promised to any employee of the Company, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Company;

(c) Made any sale, assignment, lease, or other transfer of any of WTMI's properties other than in the normal and usual course of business with suitable replacements being obtained therefor; or

(d) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right of the Company.

5.19 Financial Statements. The Company has furnished the Parent with true and complete copies of audited balance sheets of the Company for the period ended December 31, 1998, unaudited balance sheets of the Company for the period ended December 31, 1999 and unaudited balance sheets of the Company for the period ending January 31, 2000 ("Financial Statements") which are attached hereto as Schedule 5.19. The Financial Statements have been prepared from the books and records of the Company, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Company (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Company as at their respective dates. None of the Financial Statements fails to disclose any material contingent liabilities of the Company that are required to be disclosed in accordance with GAAP. Except for obligations and liabilities (i) set forth in the Financial Statements or (ii) incurred in the ordinary course of business (other than contingent liabilities) since the date of the most recent balance sheet included in the Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). No dividends have been declared on any capital stock of the Company which are unpaid.

5.20 Transactions with Affiliates. Except as disclosed in Schedule 5.20, the Company has not been involved in any business arrangement or relationship in connection with WTMI with any Stockholder or any affiliate of any Stockholder or the Company, and no Stockholder or affiliate of the Company or any Stockholder owns any property or right, tangible or intangible, which is used in the business of WTMI. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

5.21 Broker. Neither the Company nor any person acting on the Company's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

5.22 Full Disclosure. No representation or warranty made by the Company in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by the Company pursuant hereto intentionally, knowingly or recklessly contains or will contain any untrue statement of a material fact, or intentionally, knowingly or recklessly omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

5.23 Labor Relations. The Company is not a party to or subject to any collective bargaining agreements. The Company has no written or oral contracts of employment other than those listed in Schedule 5.7. The Company has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and the Company has not received any written notice alleging that it has failed to comply with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the Company's knowledge, threatened, between the Company and any employee (singly or collectively). No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Company. There is no union campaign being conducted to represent employees of the Company or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees of the Company.

5.24 Bank Accounts; Powers of Attorney. All of the Company's bank accounts, and the names of all authorized signatories on all such accounts, are set forth on Schedule 5.24. All of the Company's powers of attorney are also set forth on
Schedule 5.24.

5.25 Certain Statutes. The Stockholders and the Company have taken all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the DGCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "Takeover Statute") is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 6.        REPRESENTATIONS AND WARRANTIES OF THE PARENT


         The Parent represents and warrants to the Company and the WCCC/WBOQ Buyer as follows which representations and warranties shall be true and correct as of the date hereof and true and correct in all material respects as of the
Closing:

6.1 Organization, Standing, and Authority. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Parent has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Parent hereunder and thereunder.

6.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by the Parent have been duly authorized by all necessary actions on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and constitutes the legal, valid, and binding obligations of the Parent, enforceable against the Parent in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

6.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents listed on Schedule 6.3, and making any filing required under the HSR Act, the execution, delivery, and performance by the Parent of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the organizational documents of the Parent; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which the Parent is a party or by which the Parent may be bound, in each case under clauses (i) (ii), (iii) and (iv), such that the Parent could not perform its obligations under this Agreement.

6.4 Broker. Neither the Parent nor any person acting on the Parent's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

6.5 The Parent's Qualifications. The Parent is in all material respects legally, financially and otherwise qualified to acquire control of the Company under the Communications Act of 1934, as amended (the "Act"), and the rules, regulations and policies of the FCC.

6.6 Full Disclosure. No representation or warranty made by the Parent in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by the Parent pursuant hereto intentionally, knowingly or recklessly contains or will contain any untrue statement of a material fact, or intentionally, knowingly or recklessly omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

6.7 WCCC/WBOQ Sale. Following the consummation of the Merger, the Parent hereby represents to the WCCC/WBOQ Buyer that subject to the terms and conditions of this Agreement, the Surviving Corporation shall have the right to assign the FCC Licenses of WCCC and WBOQ to the WCCC/WBOQ Buyer. Other than as set forth in the previous sentence, the Company, the Surviving Corporation, the Parent and the Merger Sub make no representations or warranties whatsoever to the WCCC/WBOQ Buyer, whether express or implied, relating to the WCCC/WBOQ Sale or the WCCC/WBOQ Assets.

6.8 Litigation. Except for administrative rulemaking or other proceedings of general applicability to the radio broadcast industry, there is, as of the date hereof, no civil, criminal or administrative action, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending or, to the Parent's knowledge, threatened against or affecting it that would materially adversely impair the ability of the Parent to consummate the transactions contemplated by, or to satisfy its obligations under, this Agreement, or delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 7.        REPRESENTATIONS AND WARRANTIES OF MERGER SUB


         Merger Sub represents and warrants to the Company and the WCCC/WBOQ Buyer as follows which representations and warranties shall be true and correct as of the date hereof and true and correct in all material respects as of the
Closing:

7.1 Organization, Standing, and Authority. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Merger Sub hereunder and thereunder.

7.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Merger Sub have been duly authorized by all necessary actions on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes the legal, valid, and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

7.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents listed on Schedule 7.3, and making any filing required under the HSR Act, the execution, delivery, and performance by Merger Sub of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with the organizational documents of Merger Sub; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Merger Sub is a party or by which Merger Sub may be bound, in each case under clauses (i) through (iv) such that Merger Sub could not perform its obligations under this Agreement.

7.4 Broker. Neither Merger Sub nor any person acting on Merger Sub's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

7.5 Full Disclosure. No representation or warranty made by Merger Sub in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Merger Sub pursuant hereto intentionally, knowingly or recklessly contains or will contain any untrue statement of a material fact, or intentionally, knowingly or recklessly omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

Section 8.        REPRESENTATIONS AND WARRANTIES OF THE WCCC/WBOQ BUYER


         The WCCC/WBOQ Buyer represents and warrants to the Parent and Merger Sub and at Closing to the Surviving Corporation as follows which representations and warranties shall be true and correct as of the date hereof and true and correct in all material respects as of the Closing:

8.1 Organization, Standing, and Authority. The WCCC/WBOQ Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and at Closing, will be duly qualified to conduct business as a foreign limited liability company under the laws of the State of Connecticut and Massachusetts. The WCCC/WBOQ Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the WCCC/WBOQ Buyer hereunder and thereunder.

8.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by the WCCC/WBOQ Buyer have been duly authorized by all necessary actions on the part of the WCCC/WBOQ Buyer. This Agreement has been duly executed and delivered by the WCCC/WBOQ Buyer and constitutes the legal, valid, and binding obligations of the WCCC/WBOQ Buyer, enforceable against the WCCC/WBOQ Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

8.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents listed on Schedule 8.3, and making any filing required under the HSR Act, the execution, delivery, and performance by the WCCC/WBOQ Buyer of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the organizational documents of the WCCC/WBOQ Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which the WCCC/WBOQ Buyer is a party or by which the WCCC/WBOQ Buyer may be bound, in each case under clauses (i) through (iv) such that the WCCC/WBOQ Buyer could not acquire or operate the WCCC/WBOQ Assets.

8.4 Broker. Neither the WCCC/WBOQ Buyer nor any person acting on the WCCC/WBOQ Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

8.5 WCCC/WBOQ Buyer's Qualifications. The WCCC/WBOQ Buyer is in all material respects legally, financially and otherwise qualified to acquire the WCCC/WBOQ Assets under the Act and the rules, regulations and policies of the FCC.

8.6 Availability of Funds. The WCCC/WBOQ Buyer will have available on the Closing Date sufficient funds to acquire the WCCC/WBOQ Assets.

8.7 Full Disclosure. No representation or warranty made by the WCCC/WBOQ Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by the WCCC/WBOQ Buyer pursuant hereto intentionally, knowingly or recklessly contains or will contain any untrue statement of a material fact, or intentionally, knowingly or recklessly omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

Section 9.        OPERATIONS OF THE STATION PRIOR TO CLOSING

9.1 Generally. The Company agrees that, between the date of this Agreement and the Closing Date, the Company shall operate without material exception its business in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with the Company's other obligations under this Agreement), and in accordance with the other covenants in this Section 9.

9.2 Employees and Compensation. Except as specifically contemplated by this Agreement, the Company shall not take any action to (i) institute any severance, retention or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof and set forth in Schedule 5.13; (ii) increase the compensation payable, or to become payable, to employees of the Company, except as required by existing written agreements disclosed in Schedule 5.13 or increases in the ordinary course of business consistent with past practice not exceeding 5% for any individual employee; (iii) adopt any Employee Plan or Compensation Arrangement; (iv) amend any Employee Plan or Compensation Arrangement; (v) pay or award or agree to pay or award any pension, retirement allowance or other incentive awards or other employee benefit not required by this Agreement or any of the Employee Plans or Compensation Arrangements to any current or former director, officer or employee of the Company; (vi) enter into any collective bargaining agreement covering any employees, through negotiations or otherwise, or make any commitments or incur any liability to any labor organization with respect to any employees of the Company; (vii) renew, terminate, waive or amend, except as may be required by applicable law, any collective bargaining agreement; or (viii) voluntarily recognize any union or other entity as the collective bargaining representative for any of the employees of the Company.

9.3 Contracts. Without the written consent of the Parent, the Company will not enter into any contract or commitment, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligations (including obligations relating to the borrowing of money or the guaranteeing of indebtedness), except for (a) cash time sales agreements made in the ordinary course of business, (b) Contracts entered into in the ordinary course of business and having a cost or value of Twenty-Five Thousand Dollars ($25,000) or less individually or Two Hundred Thousand Dollars ($200,000) or less in the aggregate, and (c) Contracts relating to WCCC and WBOQ which will be assumed at Closing by the WCCC/WBOQ Buyer so that the Surviving Corporation will have no liability thereunder following the Closing. Prior to the Closing Date, the Company shall deliver to the Parent a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts. Prior to Closing, the Company shall use its commercially reasonable best efforts to obtain the cancellation of its agreement with Advertising Agency Associates (the "AAA Agreement"). To the extent the Company is unable to obtain the cancellation of the AAA Agreement prior to Closing, the WCCC/WBOQ Buyer shall assume at Closing all obligations and liabilities of the Company under the AAA Agreement.

9.4 Disposition of Assets. The Company shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets used or useful in connection with the operations of WTMI, except where no longer used or useful in the business or operations of any Station or in connection with the acquisition of replacement property of equivalent kind and value.

9.5 Encumbrances. The Company shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets used or useful in connection with the operations of WTMI, except for Permitted Liens and Encumbrances existing on the date hereof which shall be removed prior to or concurrently with the Closing.

9.6 Licenses. The Company shall not cause or permit, by any act or failure to act, any of the WTMI Licenses to expire or to be revoked, suspended, or modified adversely, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the WTMI Licenses. The Company shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of WTMI.

9.7 Rights. The Company shall not waive any material right relating to WTMI. The Company shall not make any Tax elections or compromise any Tax liabilities without the Parent's prior consent.

9.8 No Inconsistent Action. Neither the Company nor the WCCC/WBOQ Buyer shall take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

9.9 Access to Information. The Company shall give the Parent and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents of the Company or otherwise relating to the Stations for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 10.6 and the engineering study described in Section 10.7, and will furnish or cause to be furnished to the Parent or its authorized representatives all information with respect to the affairs and business of the Stations and the Company that the Parent may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, the Company shall give the Parent and its counsel, accountants and other authorized representatives reasonable access to the Company's financial records and the Company's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as the Parent determines, in its reasonable judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

9.10 Maintenance of Assets. The Company shall use its commercially reasonable best efforts and take all reasonable actions to maintain all of the Assets used or useful in connection with the operations of WTMI in substantially the same condition as such Assets are on the date hereof (ordinary wear and tear excepted), and use, operate, and maintain all of such Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. The Company shall maintain inventories of spare parts and expendable supplies for WTMI at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets used or useful in connection with the operations of WTMI occurs, the Company shall repair, replace, or restore such Assets to their prior condition as soon thereafter as possible, and the Company shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of such Assets that are lost, damaged, impaired, or destroyed.

9.11 Insurance. The Company shall maintain adequate insurance policies on the Stations and the Assets.

9.12 Consents. The Company shall use its commercially reasonable best efforts to obtain the Consents, without any change in the terms or conditions of any Contract that could be less advantageous to WTMI or the Surviving Corporation than those pertaining under such Contract as in effect on the date of this Agreement. The Company shall promptly advise the Parent of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon the Parent's request, the

Company shall cooperate with the Parent and use its commercially reasonable best efforts to obtain from the lessor under WTMI's tower lease such customary estoppel certificates as the Parent may reasonably request.

9.13 Books and Records. The Company shall maintain its books and records in accordance with past practices.

9.14 Notification. The Company shall promptly notify the Parent in writing of any unusual or material developments with respect to the business or operations of the Stations or the Company, and of any material change in any of the information contained in the Company's representations and warranties contained in Section 5 of this Agreement. The WCCC/WBOQ Buyer shall promptly notify the Parent of any material change in any information contained in its representations and warranties contained in Section 8 of this Agreement.

9.15 Financial Information. The Company shall furnish to the Parent such financial information (including information on payables and receivables) as the Parent may reasonably request. All financial information delivered by the Company to the Parent pursuant to this Section shall accurately reflect the books, records, and accounts of the Company, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Company as at their respective dates. The Company shall deliver to the Parent audited financial statements for fiscal year ended 1999 no later than March 31, 2000.

9.16 Compliance with Laws. The Company shall comply in all material respects with all laws, rules, and regulations.

9.17 Collection of Accounts Receivable. The Company shall collect the accounts receivable of the Stations only in the ordinary course consistent with its past practices and will not take any action designed or likely to accelerate the collection of its accounts receivable.

9.18 Capital Expenditures. The Company shall continue to make capital expenditures with respect to WTMI that materially conform to the Company's budget for fiscal 2000, as described on Schedule 9.18.

9.19 Mergers. The Company shall not permit its reorganization, liquidation, merger or consolidation with any other entity.

9.20 Amendments. The Company shall not amend, change or modify its certificate of incorporation or bylaws.

9.21 Securities. Except with respect to the issuance of shares of the Company upon the exercise of stock options described on Schedule 5.3 and except with respect to the possible issuance to employees of the Company of additional options to acquire up to 5,000 additional shares of Company Stock, the Company shall not issue any shares of its capital stock or any options, warrants or other rights to acquire any shares of its capital stock. The Company shall not declare any dividends or make any other distributions with respect to its capital stock, split, combine or reclassify any of its capital stock or acquire or redeem any of its capital stock or any other equity interest in the Company.

9.22 Termination of Certain Agreements. Prior to or at Closing, the Company shall terminate all agreements and transactions between it, on the one hand, and any of its affiliates, Stockholders or affiliates of Stockholders, on the other hand, including, without limitations, the agreements listed on Schedule 9.22; provided, however, that any Stockholder may offset any amount owed by it to the Company against the portion of the Adjusted Preliminary Merger Consideration payable to such Stockholder at Closing. Following the Closing, the Surviving Corporation shall have no liability under such agreements and transactions whatsoever.

Section 10. SPECIAL COVENANTS AND AGREEMENTS

10.1 FCC Consent.

(a) The consummation of the Merger and the WCCC/WBOQ Sale pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

(b) The Parent, the Company and the WCCC/WBOQ Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the applications with all reasonable diligence and otherwise use their commercially reasonable best efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition to the extent it would have a material adverse effect on it or its affiliates. The parties shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under
Section 13, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by any party of its rights under Section 13.

10.2 Control of the Station. Prior to Closing, neither the Parent, nor the WCCC/WBOQ Buyer shall, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of the Company until the Closing.

10.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by the Company at all times prior to the Closing.

10.4 Confidentiality. The negotiations related to, and the information exchanged by the parties in connection with, the execution and delivery of this Agreement, and the transactions contemplated hereby, shall be kept in strictest confidence and may not be disclosed by any party, or by any party's agents, representatives, employees, consultants or agents, in whole or in part, without the prior written consent of each other party, other than as required by applicable laws, valid legal process, or the rules and regulations of securities markets and except for information that is or becomes publicly known otherwise than through a breach of this Agreement. If this Agreement is terminated, each party will promptly return to each other party all information obtained by such party from such other party in connection with the transactions contemplated by this Agreement.

10.5 Environmental Audit. The Parent may, at its option and expense, obtain Phase I environmental surveys of the Real Property. If such surveys disclose any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, the Parent shall notify the Company and the Company shall remedy any such environmental problems prior to the Closing.

10.6 Engineering Study. The Parent may, at its option and expense, retain an engineering firm to conduct a proof of performance study of WTMI.

10.7 Cooperation. The parties hereto shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and the parties hereto shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable best efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither the Company nor the Parent shall have any obligation to expend funds to obtain any of the Consents and the Parent shall have no obligation to agree to any adverse change in any Contract to obtain a Consent required with respect thereto.

10.8 Bulk Sales Law. The WCCC/WBOQ Buyer hereby waives compliance with any bulk sales laws and hereby waives any claims it may have against the Company, the Surviving Corporation, the Parent or Merger Sub with respect thereto.

10.9 Taxes. Until the Closing, the Company shall continue to file all Tax Returns and to pay all Taxes with respect to the Stations and shall concurrently deliver copies of all such returns to the Parent.

10.10 Access to Books and Records. The WCCC/WBOQ Buyer shall provide the Surviving Corporation access and the right to copy for a period of three (3) years from the Closing Date any books and records relating to the WCCC/WBOQ Assets.

10.11 HSR Act Filing. The parties hereto agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings which are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ. The Parent and the Company shall each pay one-half of all necessary HSR filing fees.

10.12 Title Insurance and Surveys.

(a) Title Insurance on Fee Property. With respect to each parcel of WTMI Real Property that the Company owns, the Parent may obtain at its expense, at or prior to Closing, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to the Parent), issued by a title insurer satisfactory to the Parent, in an amount equal to the fair market value of the property and any improvements thereon (as reasonably determined by the Parent), insuring title to such parcel in the name of the Company as of the Closing, subject only to Permitted Encumbrances.

(b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained and delivered by the Parent pursuant to this Agreement shall
(1) insure title to the WTMI Real Property described in the policy and all recorded easements benefiting such WTMI Real Property, (2) contain an "extended coverage endorsement" insuring over the general exceptions customarily contained in title policies, (3) contain an endorsement insuring that the WTMI Real Property described in the policy is the same real estate shown in the survey, if any, obtained by the Parent with respect to such property, (4) contain a "contiguity" endorsement with respect to any WTMI Real Property consisting of more than one record parcel, and (5) not be subject to any survey exception or any defect or encroachment disclosed by a survey delivered with respect to the property, other than Permitted Encumbrances.

(c) Surveys. With respect to each parcel of WTMI Real Property, as to which a title insurance policy is to be procured pursuant to this Agreement, the Parent may procure at its expense a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

10.13 Employee Matters.

(a) Prior to the Closing Date, the Company shall terminate the employment of all employees of the Company for whom the Parent has provided notice to the Company that it does not intend to retain after the Closing Date, provided such notice shall be delivered to Company in writing not less than 30 days prior to the Closing Date. With respect to such terminated employees, Company shall discharge in full prior to the Closing Date any and all liabilities owed by the Company to such employees (including, but not limited to, any liability for stay bonuses, health and welfare benefits, severance pay or deferred compensation benefits), other than any liabilities to provide future benefits to such employees under any tax-qualified Employee Plan or under ERISA Section 601.

(b) Effective as of the Closing Date, WCCC/WBOQ Buyer shall offer employment to each employee of the Company who is employed at WCCC and WBOQ immediately prior to the Closing Date. Except as otherwise provided in this Section 10.13 or as required under any employment agreement between the Company and any such employee, WCCC/WBOQ Buyer shall offer employment to such employees at the Company's current pay rates and with benefits no less favorable as of the Closing Date than those benefits being provided to such employees immediately prior to the Closing Date. Each such Employee who accepts employment with the WCCC/WBOQ Buyer as of the Closing Date is hereinafter referred to as a "Transferred Employee." The WCCC/WBOQ Buyer shall assume all contracts of employment with respect to any Transferred Employees that are in effect as of the Closing Date.

(c) Prior to the Closing Date, the WCCC/WBOQ Buyer shall take any and all action necessary or appropriate to assume all the Employee Plans and Compensation Arrangements listed on Schedule 3.15, other than those plans or programs terminated under the provisions of subsection (d) hereof, including any trusts associated with any such Employee Plans; provided, that the WCCC/WBOQ Buyer shall not assume the Employee Plan that provides health care coverage to employees of the Company employed as of the Closing Date at WTMI. With respect to all Employee Plans listed on Schedule 3.15 that are assumed by the WCCC/WBOQ Buyer and that provide health and welfare benefits coverage, the Parent and WCCC/WBOQ Buyer agree to use best faith efforts to cooperate in securing the assumption or assignment of such Employee Plans as contemplated herein. The WCCC/WBOQ Buyer shall hold the Surviving Corporation and the Parent and any entity required to be combined with the Surviving Corporation and the Parent (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to the assumption by the WCCC/WBOQ Buyer of Employee Plans and Compensation Arrangements under this Section 10.13(c) and the provision of benefits under such Employee Plans and Compensation Arrangements.

(d) At the request of the Parent, the Company shall, prior to the Closing Date, take any and all action necessary or appropriate (i) to terminate no later than the Closing Date any Employee Plan or Compensation Arrangement which provides non-qualified deferred compensation, non-qualified retirement benefits, severance benefits, retention benefits, change in control benefits, or similar benefits (the "Nonqualified Plans"), and (ii) to pay all liabilities accrued for the benefit of the participants under the Nonqualified Plan (whether or not actively employed by the Company or currently entitled to a benefit payment under the Nonqualified Plans) and under any arrangement directly related to the Nonqualified Plans (including, but not limited to, any promised adjustment for taxes).

(e) The WCCC/WBOQ Buyer shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by the Company and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing, except for those qualified beneficiaries whose entitlement to COBRA is attributable to their employment at WTMI. "Continuation coverage," "Qualified beneficiary," "Qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. The WCCC/WBOQ Buyer shall hold the Parent and any entity required to be combined with the Parent (within the meaning of Sections 414(b), (c), (m) or (i) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by the WCCC/WBOQ Buyer that is inconsistent with the provisions of this Section 10.13 (e). (f) The WCCC/WBOQ Buyer shall offer group health plan coverage to all of the Transferred Employees and to the dependents of such Transferred Employees as of the Closing Date on terms and conditions substantially comparable to the coverage generally applicable to the Transferred Employees prior to the Closing Date. For purposes of providing such coverage, the WCCC/WBOQ Buyer shall waive all preexisting condition limitations for all such Transferred Employees and their dependents covered by the Company's health care plan as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, the WCCC/WBOQ Buyer shall use commercially reasonable best efforts to credit all employee payments toward deductible, out-of-pocket and co-payment obligation limits under Company's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under the WCCC/WBOQ Buyer's health care plans during the plan year which includes the Closing Date with respect to the Transferred Employees and their dependents.

(g) The WCCC/WBOQ Buyer shall assume and be responsible for the payment of any severance payments, if any, due to any Transferred Employee that becomes due on account of the consummation of the transactions contemplated by this Agreement.

(h) For each Transferred Employee, the WCCC/WBOQ Buyer shall provide credit under all of its employee benefit programs, and for all purposes thereunder, all of the Transferred Employee's employment service with the Company prior to the Closing Date.

(i) The WCCC/WBOQ Buyer shall grant the Transferred Employees credit for and shall assume and be responsible for any liabilities with respect to any accrued but unused vacation for such employees as of the Closing Date. The WCCC/WBOQ Buyer also shall grant the Transferred Employees credit for and shall assume and be responsible for any liabilities with respect to sick leave and personal days accrued but unused by any WCCC/WBOQ Employees as of the Closing Date.

(j) Notwithstanding any provision of this Agreement to the contrary, the WCCC/WBOQ Buyer shall have full freedom to change or modify at any time after the Closing the compensation or benefits provided to its employees.

(k) The provisions of this Section 10.13 are not intended to be for the benefit of, or otherwise enforceable by any third person including, without limitation, any employee of the Company or WCCC/WBOQ Buyer, any collective bargaining unit, or any employee organization.

10.14 Tax Matters.

(a) "Booked Taxes" means Taxes of the Company payable with respect to a Reporting Period (as defined below) ending on or before the Effective Time, or with respect to a Short Period (as defined below), that in each case are taken into account in computing the Working Capital adjustment under Section 3.3 hereof.

(b) Subject to Section 10.14(i), Taxes of the Company with respect to the period ending on (and including) the Effective Time, other than the Booked Taxes, shall be the responsibility of the Stockholders. Taxes of the Company with respect to the period after the Effective Time shall be the responsibility of Parent (and the Company).

         (i) In accordance with the terms of this Section 10.14, the Stockholders agree to pay and, notwithstanding any disclosure of potential Tax liabilities made by the Company, to indemnify, reimburse, and hold harmless Parent, its affiliates, and the Company, and their respective successors, and their respective officers, directors, employees, agents, and representatives, from and against any and all Taxes of the Company payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including without limitation court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) (herein referred to as "Indemnifiable Tax Damages"), arising out of or in any manner incident, relating or attributable to Taxes of the Company payable with respect to, or Tax Returns required to be filed by the Company on or prior to the Closing Date with respect to, (i) any taxable year (or other applicable reporting period) ("Reporting Period") of the Company ending on or before the Effective Time, and (ii) any period beginning on the first day of any Reporting Period that begins before the Effective Time but which is not completed as of the Effective Time and ending as of the Effective Time (a "Short Period"), to the extent that such Taxes exceed the amount of the Booked Taxes.

         (ii) Parent agrees to pay and to indemnify, reimburse and hold harmless the Stockholders, their agents and representatives, from and against
(i) any and all Booked Taxes and (ii) any and all Taxes of the Company payable with respect to, and any and all Indemnifiable Tax Damages, arising out of or in any manner incident, relating or attributable to, Taxes of the Company payable with respect to, or Tax Returns required to be filed by the Company with respect to, (A) any Reporting Period of the Company beginning after the Effective Time; and (B) that portion of any Reporting Period that includes the Effective Time which commences after the Effective Time.

(c) The Parent shall be responsible for preparing and filing on behalf of the Company all Tax Returns for the Company which have not been filed as of the Effective Time, including (i) all Tax Returns for Reporting Periods of the Company ending on or before the Effective Time which have not been filed on or before the Effective Time; (ii) all Tax Returns of the Company for Reporting Periods beginning before and ending after the Effective Time; and (iii) all Tax Returns for Reporting Periods of the Company beginning on or after the Effective Time; provided, however, that with respect to Tax Returns described in clauses (i) and (ii), the Parent shall consult in good faith with the Stockholders' Agent in preparing such returns, and such Tax Returns shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (x) required by law or due to a change in circumstances, or (y) is permitted by law, the Parent elects to make such change in treatment, and such change would not be prejudicial to the Stockholders or to the Company. The Parent shall provide Stockholders' Agent with drafts of such Tax Returns for Reporting Periods ending on or prior to the Effective Time and for Short Periods (at the Parent's election, pro forma returns for a Short Period) at least twenty (20) days prior to the due date (including any extensions) of such Tax Return. If the Stockholders' Agent notifies the Parent at least ten (10) days prior to the due date (including any extensions) that the Stockholders' Agent does not approve a Tax Return provided to it pursuant to the foregoing sentence, the Parent and the Stockholders' Agent shall consult in good faith to resolve such dispute. If the Parent and the Stockholders' Agent are unable to resolve such dispute, the Parent and the Stockholders' Agent shall attempt to agree upon a suitably qualified and experienced independent certified public accountant, which shall not have been retained by either the Parent and the Stockholders' Agent within the past two (2) years of the date of selection ("CPA"), to resolve such dispute. If the Parent and the Stockholders' Agent are unable to agree upon a CPA, then the CPAs selected by each of the Parent and the Stockholders' Agent shall jointly select a third CPA to resolve any Tax Return dispute. If the CPA selected either by agreement of the Parent and the Stockholders' Agent or by agreement of the CPAs selected by the Parent and the Stockholders' Agent (the "Selected CPA") resolves all disputes prior to the due date of the Tax Return, the Parent shall file such Tax Return consistently with such dispute resolution. If the Selected CPA has not resolved all such disputes prior to the due date of the Tax Return, Parent shall file such Tax Return on the due date in such form as Parent has determined complies with applicable law and conforms to the first sentence of this paragraph (c); provided however, that to the extent any Indemnifiable Tax Damage is attributable to an item of dispute between the Parent and the Stockholders' Agent, which item is ultimately decided in favor of the Stockholders' Agent by the Selected CPA, the Parent shall not have the right to indemnification from the Indemnification Escrow Fund with respect to such item to the extent Indemnifiable Tax Damages exceed Indemnifiable Tax Damages if the Tax Return had been filed in accordance with the determination of the Selected CPA. The cost of all CPAs including the Selected CPA shall be borne equally by the Parent and the Stockholders. Notwithstanding the foregoing, the Parent shall have no obligation to consult with the Stockholders' Agent regarding matters that would not raise a claim for indemnification under this Agreement. The Parent shall furnish the Stockholders' Agent with copies of Tax Returns described in clauses (i) and (ii) of this paragraph (c) (in the case of (ii), at the Parent's election, pro forma Tax Returns for the Short Period) within 30 days following the filing date.

(d) Except as otherwise provided in this Section 10.14, any amounts owed by the Stockholders to any party under this Section 10.14 shall be paid within ten business days of notice from such party; provided that if such party has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, the Stockholders shall not be required to make payment until it is determined finally by an appropriate governmental authority or court that payment is due, provided that the Stockholders post appropriate security as necessary to protect such party from (i) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (ii) seizures of assets. Except as otherwise provided in this Section 10.14, any amounts owed by the Parent to any party under this Section 10.14 shall be paid within ten business days of notice from such party; provided that if such party has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, the Parent shall not be required to make payment until it is determined finally by an appropriate governmental authority or court that payment is due if the Parent posts appropriate security as necessary to protect such party from (A) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (B) seizures of assets. Any amounts that are not paid within the period provided in this
Section 10.14(d) shall accrue interest
at the "Underpayment Rate" under Section 6621 of the Code for the underpayment of taxes by corporations.

(e) The Tax liabilities for each Short Period for the Company shall be determined by closing the books and records of the Company as of the Effective Time, by treating each such Short Period as if it were a separate Reporting Period, and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for the Company in prior Reporting Periods and which do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Merger Agreement); provided that the purchase of the WCCC/WBOQ Assets shall in all events be allocated to the Reporting Period that commences immediately following the Effective Time. Notwithstanding the preceding sentence, Taxes based on items other than income or sales shall be computed for the Reporting Period beginning on the first day of the applicable Short Period and prorated on a time basis between the Short Period and the period beginning on the first day after the Effective Time and ending on the last day of the Reporting Period which includes the Effective Time; provided that with respect to any Tax which is not in effect during the entire Short Period, the proration of such Tax shall be based on the period during the Short Period that such Tax was in effect.

(f) The Parent shall promptly notify the Stockholders' Agent in writing of any notice, letter, correspondence, claim, determination, decision or decree ("Tax Claim") received by the Parent or the Company and its Subsidiaries or their successors for any Reporting Period ending on or before the Effective Time or any Short Period that might raise a claim for indemnification hereunder. The Parent shall have the sole right to handle, answer, defend, compromise or settle any Tax Claim arising from Reporting Periods ending after the Effective Time, including periods beginning before and ending after the Effective Time. Notwithstanding the foregoing, the Stockholders' Agent, at the cost and expense of the Stockholders, shall have the option to handle, answer, defend, compromise, or settle any Tax Claim arising from a Reporting Period (i) ending on or before the Effective Time, or (ii) beginning before the Effective Time and ending after the Effective Time, that might raise a claim for indemnification hereunder but in the case of (ii), solely with respect to issues not affecting the Company with respect to any Reporting Periods ending after the Effective Time and to the extent that the Parent would be entitled to indemnification hereunder (and not with respect to Indemnifiable Tax Damages which would exceed the then existing balance of the Indemnification Escrow); provided that the Parent shall have the right to (and shall promptly notify the Stockholders' Agent as to whether it will) participate in any Tax examination, audit, contest, or litigation in connection with such Tax Claim; and further provided that the Stockholders' Agent may not compromise or settle any such Tax Claim giving rise to Indemnifiable Tax Damages, determined without regard to net operating losses of the Company, which exceed the then existing balance of the Indemnification Escrow Fund, or which would affect the Company with respect to any Reporting Periods ending after the Effective Time, without the written consent of the Parent which will not be unreasonably withheld. If the Stockholders' Agent has not notified the Parent that it elects to handle a Tax Claim pursuant to the foregoing sentence within ten (10) days of its receipt of notice of the respective Tax Claim, then the Parent shall have the sole right to handle, answer, defend, compromise, or settle such Tax Claim. The Parent shall cause the Company to give promptly to the Stockholders' Agent any relevant information relating to such Tax Claim which may be particularly within the knowledge of the Company and otherwise to cooperate fully with the Stockholders' Agent in good faith with respect to such Tax Claim. If the

Stockholders' Agent fails within a reasonable time after notice to participate in any Tax Claim or any examination, audit, contest or litigation as provided herein, the Stockholders shall be bound by the results obtained by the Parent, or its successors or assigns, in connection with such Tax Claim and such examination, audit, contest or litigation.

(g) Each of the parties hereto will provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return (including amended Tax Returns and claims for Tax refunds), any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain until the expiration of any relevant statutes of limitations (and, to the extent notified by the other party, any extension thereof) and provide the other, at all reasonable times, with any work papers, records or other information which may be relevant to such return, audit or examination, proceeding or determination (including, but not limited to, determinations under this Section 10.14). The party requesting assistance or documents hereunder shall reimburse the other parties for reasonable expenses incurred in providing such assistance or documents.

(h) The Parent shall not make any election under Section 338 of the Code with respect to the Merger.

(i) All indemnification claims by the Parent (or the Company) pursuant to this
Section 10.14 shall be paid exclusively out of the Post-Closing Indemnification Fund.

10.15 Release of Liens. At or prior to Closing, the Company shall obtain the release of all Encumbrances on the Assets except for Permitted Encumbrances, and the Company shall provide the Parent with evidence of such release reasonably acceptable to the Parent.

10.16 Accounts Receivable.

(a) The Company shall deliver to the Parent on the Closing Date a complete and detailed statement of all Accounts Receivable as of the Closing Date, showing the name, amount and age of each account.

(b) At Closing, the Surviving Corporation shall assign the Accounts Receivable for WTMI (the "WTMI Accounts Receivable") for collection purposes only to the WCCC/WBOQ Buyer. The WCCC/WBOQ Buyer shall cause an agent reasonably acceptable to the Parent (the "Collection Agent") to collect the WTMI Accounts Receivable for a period of 90 days following the Closing (the "WTMI Collection Period"). At the end of each 30 day period during such collection period, the WCCC/WBOQ Buyer shall cause the Collection Agent to remit to the Surviving Corporation all amounts collected with respect to the WTMI Accounts Receivable during such period.

10.17 Insurance. Prior to Closing, the Company shall obtain at its expense and fully prepay insurance coverage for a period of six years from the Closing Date insuring the Company for employee practices, officer and director liability, storage tank liability, fiduciary liability and any other such claims made insurance coverage with respect to actions, omissions or occurrences relating to the period prior to the Closing Date and such coverage shall be on substantially the same terms as the current insurance coverage of the Company and with insurers reasonably acceptable to the Parent.

Section 11. CONDITIONS TO OBLIGATIONS AT CLOSING

11.1 Conditions to Obligations of the Parent, Merger Sub and the Surviving Corporation. All obligations of the Parent, Merger Sub and the Surviving Corporation at the Closing are subject at their option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of the Company and the WCCC/WBOQ Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. The Company and the WCCC/WBOQ Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Consents. All Consents designated as material on Schedule 5.4 shall have been obtained and delivered to the Parent without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

(d) FCC Consent. (i) The FCC Consent shall have been granted without the imposition on the Parent, Merger Sub or the Surviving Corporation or any affiliate thereof of any materially adverse condition, (ii) the Company and the WCCC/WBOQ Buyer shall have complied with any conditions imposed on them by the FCC Consent, and (iii) no timely petition, administrative pleading or notice of appeal or other timely request for administrative or judicial review has been filed challenging the FCC Consent within thirty (30) days following the date of publication of a public notice announcing the FCC Consent. If there is such a challenge within such 30-day period, counsel to each of the Parent and the Company shall jointly select an independent and well recognized attorney specializing in communications law to determine whether such challenge raises a substantial and material question of fact or law. If such communications attorney determines that such challenge does raise a substantial and material question of fact or law, the Parent's obligation to close will be subject to the FCC Consent becoming a Final Order and if such communications attorney determines that such challenge does not raise a substantial and material question of fact or law, the Parent's obligation to close will not be subject to the FCC Consent becoming a Final Order. The costs of such communications attorney will be shared equally by the Parent and the Company. A challenge based only on a change in programming format of WTMI will not be considered a substantial and material question of fact or law. The Surviving Corporation and the Parent shall control the response to and pay the legal fees associated with any challenge of the FCC Consent based on an alleged change in programming format of WTMI.

(e) Governmental Authorizations. The Company shall be the holder of all WTMI Licenses set forth on Schedule 5.5 and there shall not have been any modification of any such WTMI License that could have a material adverse effect on WTMI or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any such License.

(f) Deliveries. The Company shall have made or stand willing to make all the deliveries set forth in Section 12.2 and the WCCC/WBOQ Buyer shall have made or stand willing to make all the deliveries set forth in Section 12.5.

(g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have been any change (other than changes generally affecting the radio broadcasting industry or the Miami / Ft. Lauderdale radio broadcasting market) in the business, assets, properties, prospects or condition (financial or otherwise) of the Company materially and adversely affecting the valuation of WTMI as a licensed and transmitting radio broadcasting facility without regard to its programming format, employees or results of operations (it being acknowledged that adverse changes having an effect on the Company's working capital will be given effect in the Working Capital adjustment in Section 3.3(a)).

(h) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

(i) Transmittal Agreements. Stockholders who own 95% of the Company Stock (assuming the exercise of all options) at Closing shall have delivered to the Parent duly executed Transmittal Agreements and the representations and warranties of each Stockholder in each such Transmittal Agreement shall be true and correct.

(j) Legal Action. The consummation of the Merger or the WCCC/WBOQ Sale shall not be restrained, enjoined or prohibited by any order, judgment, decree or ruling of any court or other governmental authority and no action or proceeding shall be pending before any court or other governmental authority in which it is sought to restrain or prohibit or obtain material damages or other material relief in connection with the transactions contemplated hereby.

(k) Corporate Proceeding. All material proceedings to be taken by the Company and its Stockholders in connection with the performance of this Agreement shall have been taken. In particular, the execution, delivery and performance of this Agreement by the Company shall have been duly authorized by all necessary actions on the part of the Company and its stockholders.

(l) Stock Options. The Company shall have effected the cancellation or exercise of all outstanding stock options of the Company.

11.2 Conditions to Obligations of the Company and the WCCC/WBOQ Buyer. All obligations of the Company and the WCCC/WBOQ Buyer at the Closing are subject at their option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions of the Parent and Merger Sub. The Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Covenants and Conditions of the Surviving Corporation. As a condition to the obligations of the WCCC/WBOQ Buyer with respect to the WCCC/WBOQ Sale, the Surviving Corporation shall have performed and complied in all material respects with all covenants, agreements and conditions in regard to the WCCC/WBOQ Sale required by this Agreement to be performed immediately following the consummation of the Merger but prior to or on the Closing Date.

(d) Deliveries. The Parent shall have made or stand willing to make all the deliveries set forth in Section 12.3 and the Surviving Corporation shall have made or stand willing to make all of the deliveries set forth in Section 12.4.

(e) FCC Consent. The FCC Consent shall have been granted without the imposition on the WCCC/WBOQ Buyer of any materially adverse condition, and the Parent or Merger Sub shall have complied with any conditions imposed on it by the FCC Consent.

(f) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

(g) Legal Action. The consummation of the Merger or the WCCC/WBOQ Sale shall not be restrained, enjoined or prohibited by any order, judgment, decree or ruling of any court or other governmental authority and no action or proceeding shall be pending before any court or other governmental authority in which it is sought to restrain or prohibit or obtain material damages or other material relief against the WCCC/WBOQ Buyer or any Stockholder in connection with the transactions contemplated hereby.

(h) Corporate Proceedings. All material proceedings to be taken by the Parent and the Merger Sub in connection with the performance of this Agreement shall have been taken.

Section 12. CLOSING AND CLOSING DELIVERIES

12.1 Closing.

(a) Closing Date. Subject to the satisfaction or waiver of all of the conditions precedent to the Closing, the Closing shall take place at 10:00 a.m. on a date, to be set by the Parent following the date upon which the conditions set forth in Sections 11.1(d) and (h) have been satisfied on at least five (5) days' written notice to the Company and the WCCC/WBOQ Buyer that is not later than ten (10) business days following the date upon which the conditions set forth in Sections 11.1(d) and (h) have been satisfied. If the Parent fails to specify the date for Closing prior to the fifth business day after the date upon which the conditions set forth in Sections 11.1(d) and (h) have been satisfied, the Closing shall take place on the tenth business day after the date upon which such conditions have been satisfied.

(b) Closing Place. The Closing shall be held at the law offices of Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts 02109, or any other place that is agreed upon by the Parent and the Company.

12.2 Deliveries by the Company. Prior to or on the Closing Date, the Company shall deliver to the Parent the following, in form and substance reasonably satisfactory to the Parent and its counsel:

(a) Transmittal Agreements. Duly executed Transmittal Agreements, together with cancelled Certificates, from Stockholders who own at least 95% of all of the issued and outstanding capital stock of the Company (assuming the exercise of all options) and any other documents of transfer that may be reasonably necessary and there shall not be any material discrepancies between the respective numbers of shares owned by such Stockholders set forth in such Transmittal Agreements and the respective number of shares owned by such Stockholders in the Stockholder Statement;

(b) Certificate of Merger. A Certificate of Merger duly executed by the Company providing for the consummation of the Merger in accordance with the terms of this Agreement;

(c) Estoppel Certificates. Estoppel certificates of the lessor of the WTMI tower, in form and substance reasonably acceptable to the Parent;

(d) Consents. A manually executed copy of any instrument evidencing receipt of any Consent indicated as material on Schedule 5.4 and to the extent obtained, any other Consent;

(e) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of the Company by an officer of the Company, certifying (1) that the representations and warranties of the Company contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date (except those which expressly speak as of a specified date); and (2) that the Company has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

(f) Opinion of Counsel. An opinion of the Company's counsel dated as of the Closing Date, substantially in the form of Schedule 12.2(f) hereto;

(g) Authorizing Resolutions. Certified copies of the resolutions of the Company's board of directors and shareholders approving the transactions contemplated by this Agreement;

(h) UCC, Tax, Lien and Judgment Searches. Results of a search for UCC, tax, lien and judgment filings in the Secretary of State's records of the State of Florida, Connecticut and Massachusetts and in the records of the county or counties in which the Company's assets are located, such searches having been made no earlier than fifteen (15) days prior to the Closing Date;

(i) Indemnification Escrow Agreement. The Indemnification Escrow Agreement executed by the Stockholders' Agent;

(j) Secretary's Certificate. A certificate executed by the Company's Secretary certifying as in effect as of the Closing Date: as attached to such certificate, the Company's Certificate of Incorporation and a Certificate of Good Standing from the State of Florida, Connecticut and Massachusetts , as certified not more than twenty days earlier by an appropriate state official, and the Company's Bylaws;

(k) Resignations. Written resignations, effective on the Closing Date, of the Company's officers and directors, in which each such officer and director waives against the Company all rights and claims to compensation, bonuses or other obligations or liabilities of whatsoever kind, nature or description;

(l) Corporate, Financial and Tax Records. All corporate records (including minute books and stock books and registers) and financial and tax records of the Company;

(m) Evidence of Appointment of Stockholders' Agent. Evidence that Howard P. Tanger has been duly appointed by all of the Stockholders referred to in
Section 12.2(a) as the Stockholders' Agent pursuant to Section 15.11; and

(n) Evidence of Termination of Certain Agreement. Evidence that all agreements to be terminated under Section 9.22 have been terminated.

12.3 Deliveries by the Parent. Prior to or on the Closing Date, the Parent shall deliver to the Company the following, in form and substance reasonably satisfactory to the Company and its counsel:

(a) Merger Consideration. The Preliminary Adjusted Merger Consideration, as reduced by the Post-Closing Escrow Funds, payable to each Stockholder in the manner provided in Section 3.4 in proportion to the stockholdings listed in the Stockholder Statement;

(b) Certificate of Merger. A Certificate of Merger duly executed by the Merger Sub providing for the consummation of the Merger;

(c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of the Parent and Merger Sub by an officer of the Parent and Merger Sub, certifying (1) that the representations and warranties of the Parent and Merger Sub contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that the Parent and Merger Sub have in all material respects performed and complied with all of their obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

(d) Opinion of Counsel. An opinion of the Parent's and Merger Sub's counsel dated as of the Closing Date, substantially in the form of Schedule 12.3(c) hereto;

(e) Authorizing Resolutions. Certified copies of the resolutions of the boards of directors of the Parent and Merger Sub approving the transactions contemplated by this Agreement; and

(f) Indemnification Escrow Agreement. The Indemnification Escrow Agreement duly executed by the Parent.

12.4 Deliveries by the Surviving Corporation to the WCCC/WBOQ Buyer. On the Closing Date immediately following the Merger, the Surviving Corporation shall deliver to the WCCC/WBOQ Buyer the following, in form and substance reasonably satisfactory to the WCCC/WBOQ Buyer and its counsel:

(a) Transfer Documents. Duly executed bills of sale, deeds, assignments of leases, motor vehicle titles, assignments, and other transfer documents to transfer the WCCC/WBOQ Assets to the WCCC/WBOQ Buyer, including, if applicable, a corporate excise tax lien waiver from the Massachusetts Department of Revenue (or an affidavit in favor of WCCC/WBOQ Buyer's title insurance company sufficient to enable the title insurance company to issue a policy without exception for corporate excise tax liens), without any warranty of any type on the part of the Surviving Corporation except as set forth in Section 6.7; and

(b) Authorizing Resolutions. Certified copies of resolutions of the Surviving Corporation's board of directors and sole shareholder approving the WCCC/WBOQ Sale.

12.5 Deliveries by the WCCC/WBOQ Buyer to the Surviving Corporation. On the Closing Date immediately following the Merger, the WCCC/WBOQ Buyer shall deliver to the Surviving Corporation the following, in form and substance reasonably satisfactory to the Surviving Corporation and its counsel:

(a) Asset Purchase Price. The Asset Purchase Price, as adjusted;

(b) Assumption Agreements. Appropriate assumption agreements pursuant to which the WCCC/WBOQ Buyer shall assume and undertake to perform the Assumed Liabilities;

(c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of the WCCC/WBOQ Buyer, certifying (i) that the representations and warranties of the WCCC/WBOQ Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (ii) that the WCCC/WBOQ Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

(d) Opinion of Counsel. An opinion of the WCCC/WBOQ Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 12.5(d) hereto;

(e) Authorizing Resolutions. Certified copies of the resolutions of the members of the WCCC/WBOQ Buyer approving the transactions contemplated by this Agreement.

Section 13. TERMINATION

13.1 Termination by the Company or the WCCC/WBOQ Buyer. This Agreement may be terminated by the Company or the WCCC/WBOQ Buyer prior to the Closing if neither the

Company nor the WCCC/WBOQ Buyer is then in material default, upon written notice to the Parent, upon the occurrence of any of the following:

(a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of the Company and the WCCC/WBOQ Buyer set forth in this Agreement have not been satisfied or waived in writing by the Company and the WCCC/WBOQ Buyer and such conditions remain unsatisfied and unwaived 15 business days after the Company or the WCCC/WBOQ Buyer delivers written notice to the Parent that it intends to terminate this Agreement pursuant to this Section 13.1(a).

(b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

(c) Upset Date. If the Closing shall not have occurred by twelve (12) months after the date of this Agreement except that such upset date shall be extended for an additional period of twelve (12) months if the Closing has not occurred within twelve (12) months of this Agreement solely because of the filing of a petition or protest against the applications for FCC Consent.

(d) Breach. Without limiting the Company's and the WCCC/WBOQ Buyer's rights under the other provisions of this Section 13.1, if the Parent or Merger Sub has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen (15) days after the Parent or Merger Sub receives written notice of such breach from the Company or the WCCC/WBOQ Buyer.

13.2 Termination by the Parent. This Agreement may be terminated by the Parent prior to the Closing if neither the Parent nor Merger Sub is then in material default, upon written notice to the Company and the WCCC/WBOQ Buyer, upon the occurrence of any of the following:

(a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of the Parent and Merger Sub set forth in this Agreement have not been satisfied or waived in writing by the Parent and Merger Sub and such conditions remain unsatisfied and unwaived 15 business days after the Parent delivers written notice to the Company and the WCCC/WBOQ Buyer that it intends to terminate this Agreement pursuant to this
Section 13.2(a).

(b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

(c) Upset Date. If the Closing shall not have occurred by twelve (12) months after the date of this Agreement except that such upset date shall be extended for an additional period of twelve (12) months if the Closing has not occurred within twelve (12) months of this Agreement solely because of the filing of a petition or protest against the applications for FCC Consent.

(d) Interruption of Service. If any event shall have occurred that prevented signal transmission of WTMI in the normal and usual manner or through the use of reasonably satisfactory temporary alternative transmission facilities for a continuous period of seven (7) days.

(e) Breach. Without limiting the Parent's rights under the other provisions of this Section 13.2, if the Company or the WCCC/WBOQ Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen (15) days after the Company or the WCCC/WBOQ Buyer receives written notice of such breach from the Parent.

13.3 Rights on Termination. If this Agreement is terminated pursuant to Section
13.1 or Section 13.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to this Agreement and the Escrow Deposit shall be returned to the Parent. If this Agreement is terminated by the Company or the WCCC/WBOQ Buyer as a result of a material breach by the Parent or Merger Sub under this Agreement and neither the Company nor the WCCC/WBOQ Buyer is in material breach of this Agreement, the Company shall be entitled to the Escrow Deposit as liquidated damages and the sole and exclusive remedy of the Company and the WCCC/WBOQ Buyer for such breach and all earnings on the Escrow Deposit shall be returned to the Parent. The parties hereto agree that actual damages would be difficult to ascertain and that the Escrow Deposit is a fair and equitable amount to pay to the Company for damages sustained by the Company or the WCCC/WBOQ Buyer due to the Parent's or Merger Sub's material breach of this Agreement. If this Agreement is terminated for any reason other than a material breach of this Agreement by the Parent or Merger Sub or if this Agreement is terminated because of a material breach by the Parent or Merger Sub but the Company or the WCCC/WBOQ Buyer is in material breach of this Agreement, the Escrow Deposit together with all earnings thereon shall be returned to the Parent. If this Agreement is terminated due to a breach by the Company or the WCCC/WBOQ Buyer, the Escrow Deposit together with all earnings thereon shall be returned to the Parent and the parties shall have no further obligation to one another, except the Parent or Merger Sub may pursue a remedy of specific performance under Section 13.4.

13.4 Specific Performance.

(a) The parties recognize that if the Company breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the Parent or Merger Sub for its injury. The Parent or Merger Sub shall therefore be entitled, as its sole and exclusive remedy (subject to Section 14.7), to obtain specific performance of the terms of this Agreement. If any action is brought by the Parent or Merger Sub to enforce this Agreement, the Company shall waive the defense that there is an adequate remedy at law.

(b) The parties recognize that if the Surviving Corporation breaches this Agreement by not selling the WCCC/WBOQ Assets to the WCCC/WBOQ Buyer in accordance with the terms and conditions of this Agreement following the consummation of the Merger, monetary damages would not be adequate to compensate the WCCC/WBOQ Buyer for its injury and the WCCC/WBOQ Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages pursuant to Section 13.3, to require the Surviving Corporation to sell the WCCC/WBOQ Assets to the WCCC/WBOQ Buyer subject to the terms and conditions set forth in this Agreement. If any action is brought by the WCCC/WBOQ Buyer to enforce this Agreement pursuant to this Section 13.4(b), the Surviving Corporation shall waive the defense that there is an adequate remedy at law.

Section  14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
             CERTAIN REMEDIES

14.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of two (2) years. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement.

14.2 Indemnification by the Stockholders from the Indemnification Escrow Fund. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Parent, the Merger Sub or the Surviving Corporation or any information the Parent, Merger Sub or the Surviving Corporation may have, the Stockholders hereby agree to indemnify and hold the Parent and the Surviving Corporation harmless against and with respect to, and shall reimburse the Parent and the Surviving Corporation for:

(a) Any and all losses, liabilities or damages resulting from any breach of a representation or warranty made by the Company under Section 5 or in any certificate, document or instrument delivered by the Company to the Parent at the Closing under this Agreement.

(b) Any and all losses, liabilities or damages resulting from any breach by the Company of any covenant or agreement in this Agreement before the Closing.

(c) Any and all losses, liabilities or damages resulting from any liability or obligation of the Company in existence as of the Closing and not permitted by
Section 3.2.

(d) Any and all losses, liabilities or damages resulting from the operation of the Company prior to the Closing which are not taken into account in calculating the Working Capital, including any losses, liabilities or damages resulting from any litigation or other proceeding relating to matters occurring before the Closing.

(e) Any and all losses, liabilities or damages resulting from the breach of any representation or warranty by any Stockholder in such Stockholder's Transmittal Agreement.

(f) Any and all losses, liabilities or damages resulting from any payment by the Surviving Corporation or the Parent following the Closing for severance and related expenses to persons employed by the Company and terminated pursuant to
Section 10.13.

(g) Liabilities for Taxes and indemnification therefor in accordance with
Section 10.14.

(h) Any and all losses, liabilities or damages resulting from any misrepresentation in the Stockholder Statement.

(i) Any and all obligations and liabilities relating to or arising under the AAA Agreement.

(j) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity except to the extent any of the foregoing has been taken into account under Sections 3.3(a) and (b) as a reduction in the Merger Consideration.

         All indemnification claims by the Parent or the Surviving Corporation pursuant to this Section 14.2 shall be paid exclusively out of the Indemnification Escrow Fund.

14.3 Indemnification by the WCCC/WBOQ Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Surviving Corporation or the Parent or any information the Surviving Corporation or the Parent may have, the WCCC/WBOQ Buyer hereby agrees to indemnify and hold the Surviving Corporation and the Parent harmless against and with respect to, and shall reimburse the Surviving Corporation and the Parent for:

(a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by the WCCC/WBOQ Buyer contained in this Agreement or in any certificate, document, or instrument delivered to the Surviving Corporation or the Parent under this Agreement.

(b) Any obligations relating to any Assumed Liabilities.

(c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

14.4 Indemnification by the Surviving Corporation. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the WCCC/WBOQ Buyer or any information the WCCC/WBOQ Buyer may have, the Surviving Corporation hereby agrees to indemnify and hold the WCCC/WBOQ Buyer harmless against and with respect to, and shall reimburse the WCCC/WBOQ Buyer for:

(a) Any and all losses, liabilities, or damages of the WCCC/WBOQ Buyer resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by the Surviving Corporation in favor of the WCCC/WBOQ Buyer contained in this Agreement or in any certificate, document or instrument delivered to the WCCC/WBOQ Buyer under this Agreement.

(b) Any losses, liabilities or damages of the WCCC/WBOQ Buyer for preclosing liabilities of the Company for which the Parent receives a credit in its favor under Section 3.3 except to the extent the WCCC/WBOQ Buyer gets a credit for such liability under Section 4.3(a).

(c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

         In no event shall the Surviving Corporation be required to indemnify the WCCC/WBOQ Buyer for any action or omission of the Company prior to the Closing or for breaches by the Company prior to Closing of any representation, warranty or covenant in this Agreement.

14.5 Indemnification by the Parent. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Stockholders' Agent or any information the Stockholders' Agent may have, the Parent hereby agrees to indemnify the Stockholders' Agent, on behalf of the Stockholders, and hold the Stockholders' Agent, on behalf of the Stockholders, harmless against and with respect to, and shall reimburse the Stockholders' Agent for:

(a) Any failure by the Parent to make any payment to the Stockholders' Agent or give any instructions to the Escrow Agent under Sections 3.6(b)(iii) and 3.7(d) and (e).

(b) Any losses, liabilities or damages suffered by any Stockholder for pre-closing liabilities of the Company for which the Parent receives a credit in its favor under Section 3.3 except to the extent the WCCC/WBOQ Buyer gets a credit for such liability under Section 4.3(a).

(c) Liabilities for Taxes and indemnification therefor in accordance with
Section 10.14.

(d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

14.6 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit, or proceeding was given to Claimant. Notice of claims by the Parent or the Surviving Corporation for indemnification under Section 14.2 shall be given to the Escrow Agent as described in the Indemnification Escrow Agreement and to the Stockholders' Agent.

(b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty
(30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e) The indemnification rights provided in this Section 14 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 14.6, any indemnification claims by such parties shall be made by and through the Claimant.

(f) No party shall be entitled to indemnification under this Section 14 unless and until indemnifiable losses of such party exceed in the aggregate One Hundred Thousand Dollars ($100,000); provided, however, that if such amount exceeds $100,000, the Indemnifying Party or Parties shall be liable to the Claimant for the entirety of the losses and not just that portion in excess of $100,000. This limitation shall not apply to any adjustments to the Merger Consideration or the Asset Purchase Price, any obligations of the WCCC/WBOQ Buyer to discharge Assumed Liabilities and any losses of the Parent or the Surviving Corporation as a result of any litigation described on Schedule 5.15. For purposes of determining whether losses exceed $100,000, the Parent and the Surviving Corporation shall be considered as one party.

(g) The provisions of Sections 14.6(a) and 14.6(c) shall not apply to any claim asserted by the Internal Revenue Service or any other Tax authority, which claim shall be subject to the provisions of Section 10.14.

14.7 Attorneys' Fees. In the event of a default by any party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

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



Section 15. MISCELLANEOUS

15.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the Merger shall be shared by the Stockholders and the Parent and any federal, state or local sales or transfer tax arising in connection with the WCCC/WBOQ Sale shall be shared by the Surviving Corporation and the WCCC/WBOQ Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, except that the Company and the Parent shall each pay one-half of all filing fees required by the FCC and the letter of credit referred to in Section 3.6(a).

15.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to the Company          Marlin Broadcasting, Inc.
prior to the Closing:      32 Fairfield Street
                           Boston, MA 02116
                           Attention: Howard P. Tanger

With a copy to:            Edward Young, Esq.
                           Hale and Dorr, LLP
                           60 State Street
                           Boston, MA 02109

If to the Parent,          Cox Radio, Inc.
Merger Sub or              1400 Lake Hearn Drive, N.E.
the Surviving              Atlanta, Georgia 30319
Corporation:               Attention: Mr. Robert F. Neil


With a copy to:            Kevin F. Reed, Esq.
                           Dow, Lohnes & Albertson, PLLC
                           1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, D.C. 20036


If to the                  Howard P. Tanger
Stockholders'              Tanger Properties
Agent:                     32 Fairfield Street
                           Boston, MA 02116



If to the                  Marlin Broadcasting, LLC
WCCC/WBOQ                  32 Fairfield Street
Buyer:                     Boston, MA 02116
                           Attention: Howard P. Tanger

With a copy to:            Edward Young, Esq.
                           Hale and Dorr, LLP
                           60 State Street
                           Boston, MA 02109


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 15.2.

15.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto; provided, however, that the Parent, Merger Sub or the WCCC/WBOQ Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of the Parent, Merger Sub or the WCCC/WBOQ Buyer, as applicable, without seeking or obtaining any other party's prior approval so long as the Parent, Merger Sub or the WCCC/WBOQ Buyer, as applicable, remain liable hereunder and provided, further, that the Surviving Corporation, without prior written consent of any other party, may assign its rights under this Agreement to a Qualified Intermediary in accordance with Section 4.6. Upon any permitted assignment by any party hereto in accordance with this Section 15.3, all references to such party herein shall be deemed to be references to such party's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of the Stockholders, any additional stock powers or other transfer documents that, in the reasonable opinion of the Parent, may be necessary to ensure, complete, and evidence the full and effective cancellation of the Company Stock pursuant to this Agreement.

15.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

15.6 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

15.7 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

15.8 Entire Agreement. This Agreement, the schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

15.9 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15.9.

15.10 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that any party to this Agreement may make public announcements and filings with governmental authorities to the extent required under applicable laws and rules of securities exchanges as may in that party's judgment be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby without the consent of the other parties to this Agreement if such party first gives the other parties hereto notice of its intention of so doing and a reasonable opportunity to comment on a draft of the proposed announcement or filing.

15.11 Stockholders' Agent. The Company has appointed Howard P. Tanger as the Stockholders' Agent and each Stockholder's attorney-in-fact and representative, to do any and all things and to execute any and all documents in such Stockholder's name, place and stead (other than each Transmittal Agreement and related transfer documents which shall be signed by each Stockholder personally), in any way which such Stockholder could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to resolve issues relating to the adjustment of the Merger Consideration on such Stockholder's behalf. The Parent, the Merger Sub and the Surviving Corporation shall have the right to rely in all respects on the authority of the Stockholders' Agent to act on behalf of the Stockholders.

15.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Merger Agreement as of the day and year first above written.


                            MARLIN BROADCASTING, INC.



                            By: /s/ Howard P. Tanger
                                ------------------------
                                Name: Howard P. Tanger
                                Title: President and CEO


                            COX RADIO, INC.



                            By: /s/ Andrew A. Merdek
                                ------------------------
                                Name: Andrew A. Merdek
                                Title: Secretary


                            COX MIAMI MERGER SUB, INC.



                            By: /s/ Andrew A. Merdek
                                ------------------------
                                Name: Andrew A. Merdek
                                Title: Secretary


                            MARLIN BROADCASTING, LLC



                            By: /s/ Howard P. Tanger
                                ------------------------
                                Name: Howard P. Tanger
                                Title: President and CEO